Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

TORREYPINES THERAPEUTICS, INC.,

a Delaware corporation;

ECP ACQUISITION, INC.,

a Delaware corporation; and

RAPTOR PHARMACEUTICALS CORP.,

a Delaware corporation

___________________________

Dated as of July 27, 2009

___________________________

LEGAL_US_W # 62319343.5

Page

SECTION 1	DESCRIPTION OF TRANSACTION	2
1.1	Merger of Merger Sub with and into Raptor	2
1.2	Effect of the Merger	2
1.3	Closing; Effective Time	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2
1.5	Conversion of Shares	3
1.6	Stock Options; Warrants	4
1.7	Closing of Raptor’s Transfer Books	6
1.8	Exchange of Certificates	6
1.9	Tax Consequences	7
1.10	Appraisal Rights	7
1.11	Further Action	8
SECTION 2	REPRESENTATIONS AND WARRANTIES OF TPT	8
2.1	Organization and Good Standing	8
2.2	Authority; No Conflict	9
2.3	Capitalization	10
2.4	SEC Reports	12
2.5	Financial Statements	13
2.6	Property; Sufficiency of Assets	14
2.7	Real Property; Equipment; Leasehold	14
2.8	Proprietary Rights	14
2.9	No Undisclosed Liabilities	17
2.10	Taxes	17
2.11	Employee Benefits	20
2.12	Compliance with Legal Requirements; Governmental Authorizations	23
2.13	Environmental Matters	25
2.14	Legal Proceedings	26
2.15	Absence of Certain Changes and Events	27
2.16	Contracts; No Defaults	28
2.17	Insurance	31
2.18	Labor Matters	31
2.19	Interests of Officers and Directors	32
2.20	Rights Plan; DGCL Section 203	32
2.21	Brokers; Fees and Expenses	33
2.22	Trading on NASDAQ	33
2.23	Valid Issuance	33
2.24	Disclosure	33
2.25	TPT Action	33
SECTION 3	REPRESENTATIONS AND WARRANTIES OF RAPTOR	34
3.1	Organization and Good Standing	34
3.2	Authority; No Conflict	34
3.3	Capitalization	36
3.4	SEC Reports	37

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(continued)

Page

3.5	Financial Statements	38
3.6	Proprietary Rights	39
3.7	No Undisclosed Liabilities	41
3.8	Taxes	41
3.9	Compliance with Legal Requirements; Governmental Authorizations	42
3.10	Legal Proceedings	43
3.11	Absence of Certain Changes and Events	44
3.12	Contracts; No Defaults	44
3.13	Raptor Action	45
3.14	Rights Plan	45
3.15	Disclosure	45
SECTION 4	CERTAIN PRE-CLOSING COVENANTS	45
4.1	Access and Investigation	45
4.2	Operation of TPT’s Business	46
4.3	Operation of Raptor’s Business	50
4.4	No Control of the TPT Corporations’ Business	51
4.5	No Solicitation	51
4.6	Registration Statement; Prospectus/Joint Proxy Statement	53
4.7	TPT Stockholders’ Meeting	53
4.8	Raptor Stockholders’ Meeting	54
4.9	Regulatory Approvals	55
4.10	Disclosure	56
4.11	Tax Matters	57
4.12	Resignation of Officers and Directors	57
4.13	Listing	57
4.14	Rule 16b-3	58
4.15	Employment; Employee Benefits	58
4.16	State Takeover Laws	58
4.17	Board of Directors; Officers	58
4.18	Charter Amendments	58
4.19	Indemnification of Officers and Directors	58
SECTION 5	CONDITIONS PRECEDENT TO OBLIGATIONS OF RAPTOR	59
5.1	Accuracy of Representations and Warranties	60
5.2	Performance of Covenants	60
5.3	Effectiveness of Form S-4 Registration Statement	60
5.4	Stockholder Approval	60
5.5	Dissenters’ Rights	60
5.6	Listing	61
5.7	No Material Adverse Effect	61
5.8	Consents	61
5.9	No Restraints	61
5.10	No Litigation	61

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(continued)

Page

5.11	Tax Opinion	61
5.12	Cash and Cash Equivalents	61
5.13	Resignations	62
5.14	Ancillary Agreements and Deliveries	62
5.15	Releases	62
SECTION 6	CONDITIONS PRECEDENT TO OBLIGATIONS OF TPT	62
6.1	Representations and Warranties	62
6.2	Performance of Covenants	62
6.3	Effectiveness of Form S-4 Registration Statement	62
6.4	Stockholder Approval	63
6.5	Listing	63
6.6	No Material Adverse Effect	63
6.7	Consents	63
6.8	No Restraints	63
6.9	No Litigation	63
6.10	Tax Opinion	63
6.11	Ancillary Agreements and Deliveries	64
SECTION 7	TERMINATION	64
7.1	Termination	64
7.2	Effect of Termination	65
7.3	Expenses	66
SECTION 8	MISCELLANEOUS PROVISIONS	67
8.1	Amendment	67
8.2	Remedies Cumulative; Waiver	67
8.3	No Survival	67
8.4	Entire Agreement	68
8.5	Execution of Agreement; Counterparts; Electronic Signatures	68
8.6	Governing Law	68
8.7	Consent to Jurisdiction; Venue	68
8.8	WAIVER OF JURY TRIAL	68
8.9	Disclosure Schedules	69
8.10	Attorneys’ Fees	69
8.11	Assignments and Successors	69
8.12	No Third Party Rights	69
8.13	Notices	70
8.14	Cooperation; Further Assurances	71
8.15	Construction; Usage	71
8.16	Enforcement of Agreement	72
8.17	Severability	72
8.18	Time of Essence	72

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of July 27, 2009, by and among RAPTOR PHARMACEUTICALS CORP., a Delaware corporation (“Raptor”), TORREYPINES THERAPEUTICS, INC., a Delaware corporation (“TPT”), and ECP ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of TPT (“Merger Sub”). Capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.           Raptor, TPT and Merger Sub intend to effect a merger of Merger Sub with and into Raptor in accordance with the Delaware General Corporation Law (the “DGCL”) and this Agreement (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and Raptor will become a wholly owned subsidiary of TPT.

B.           It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C.           The respective boards of directors of Raptor, TPT and Merger Sub have each adopted a resolution approving and declaring the advisability of this Agreement, the Merger and each of the other Contemplated Transactions, as applicable.

D.           As a condition and inducement to Raptor’s, TPT’s and Merger Sub’s willingness to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, directors and executive officers of TPT and Raptor, respectively, who own TPT Common Stock and Raptor Common Stock, respectively, are executing voting agreements in favor of Raptor and TPT, respectively (the “Voting Agreements”) whereby such TPT stockholders and Raptor stockholders have agreed to vote their shares of TPT Common Stock and Raptor Common Stock, as applicable, in accordance therewith, respectively, each in the manner and subject to the other terms and conditions set forth therein.

E.           Each of Evelyn Graham, Craig Johnson and Paul Schneider, respectively, have executed and delivered amended and restated employment agreements with TPTX, Inc., a Delaware corporation and wholly-owned subsidiary of TPT (the “Employment Agreements”), the forms of which are attached hereto as Exhibits B, C and D, respectively, such Employment Agreements to become effective as of the Effective Date.

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AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DESCRIPTION OF TRANSACTION

1.1          Merger of Merger Sub with and into Raptor. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Raptor, and the separate existence of Merger Sub shall cease. Following the Effective Time, Raptor shall continue as the surviving corporation (the “Surviving Corporation”).

1.2          Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3          Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 S. Flower St., 25th Flr., Los Angeles, California 90071, at 10:00 a.m. on a date to be agreed upon in writing by TPT and Raptor (the “Closing Date”), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 5 and 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by Raptor and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the Consent of the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4          Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)          the certificate of incorporation of Raptor shall be amended as a result of the Merger to contain terms and conditions acceptable to Raptor, in its sole and absolute discretion, subject to the requirements of Section 4.18 of this Agreement, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirement;

(b)          the bylaws of Raptor shall be amended to contain terms and conditions acceptable to Raptor, in its sole and absolute discretion, subject to the requirements of Section 4.19 of this Agreement, and, as so amended, shall be the bylaws of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirement;

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(c)          the certificate of incorporation of TPT shall be amended and restated immediately prior to the Merger so as to (i) accomplish the Reverse Stock Split, (ii) change the name of TPT to Raptor Pharmaceutical Corp. or such other name as Raptor shall determine and (iii) to contain such other terms and conditions as are acceptable to Raptor, in its sole and absolute discretion, subject to the requirements of Section 4.18 of this Agreement, and as so amended, shall be the certificate of incorporation of TPT from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirement (the “TPT Charter Amendment”); and

(d)          the directors and officers of TPT and the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Raptor immediately prior to the Effective Time.

1.5	Conversion of Shares.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Raptor, TPT, Merger Sub or any stockholder of Raptor, TPT or Merger Sub:

(i)           each share of Raptor Common Stock then held by Raptor or any wholly owned Subsidiary of Raptor (or held in Raptor’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)          each share of Raptor Common Stock then held by TPT, Merger Sub or any wholly-owned Subsidiary of TPT shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(iii)        subject to Sections 1.5(b) and 1.5(c), each share of Raptor Common Stock outstanding immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Sections 1.5(a)(i) and 1.5(a)(ii) and excluding Dissenting Shares) shall be converted solely into the right to receive shares of TPT Common Stock equal to the Exchange Ratio; and

(iv)         each share of the common stock, $0.0001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

(b)          If, between the date of this Agreement and the Effective Time, the outstanding shares of TPT Common Stock or Raptor Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split (including, without limitation, the Reverse Stock Split), reclassification, recapitalization or other similar transaction or event, then the Exchange Ratio and the inputs thereto shall be appropriately adjusted to provide the holders of Raptor Common Stock, Raptor Stock Options and Raptor Warrants and TPT Common Stock, TPT Restricted Stock Units, TPT Stock Options and TPT Warrants the same economic effect as contemplated by this Agreement prior to such event. No fractional shares of TPT Common Stock shall be issued in connection with the Reverse Stock Split, and no certificates or scrip for any such fractional shares shall be issued. Any holder of TPT Common Stock who would otherwise be entitled to receive a fraction of a share of TPT Common Stock (after aggregating all fractional shares of TPT Common Stock

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issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s certificate representing such fractional shares of TPT Common Stock, be paid in cash the dollar amount (provided to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of TPT Common Stock on the NASDAQ Global Market or the NASDAQ Capital Market, as applicable, on the date immediately preceding the effective date of the Reverse Stock Split.

(c)          No fractional shares of TPT Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Raptor Common Stock who would otherwise be entitled to receive a fraction of a share of TPT Common Stock (after aggregating all fractional shares of TPT Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder’s Raptor Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of TPT Common Stock on the NASDAQ Global Market or the NASDAQ Capital Market, as applicable, on the Closing Date.

(d)          If any shares of Raptor Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Raptor, then the shares of TPT Common Stock issued in exchange for such shares of Raptor Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of TPT Common Stock shall accordingly be marked with appropriate legends.

1.6	Stock Options; Warrants.

(a)          Subject to Section 1.6(d), at the Effective Time, each Raptor Stock Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase TPT Common Stock, and TPT shall assume each such Raptor Stock Option in accordance with the terms (as in effect as of the date of this Agreement) of the Raptor Stock Option Plan under which such Raptor Stock Option was issued and the terms of the stock option agreement by which such Raptor Stock Option is evidenced. All rights with respect to Raptor Common Stock under Raptor Stock Options assumed by TPT shall thereupon be converted into rights with respect to TPT Common Stock. Accordingly, from and after the Effective Time: (i) each Raptor Stock Option assumed by TPT may be exercised solely for shares of TPT Common Stock; (ii) the number of shares of TPT Common Stock subject to each Raptor Stock Option assumed by TPT shall be determined by multiplying (A) the number of shares of Raptor Common Stock that were subject to such Raptor Stock Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of TPT Common Stock; (iii) the per share exercise price for the TPT Common Stock issuable upon exercise of each Raptor Stock Option assumed by TPT shall be determined by dividing (A) the per share exercise price of Raptor Common Stock subject to such Raptor Stock Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Raptor Stock Option assumed by TPT shall continue in full force and effect and the term, exercisability,

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vesting schedule and other provisions of such Raptor Stock Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Raptor Stock Option, such Raptor Stock Option assumed by TPT in accordance with this Section 1.6(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split (including, without limitation, the Reverse Stock Split), consolidation of shares, reclassification, recapitalization or other similar transaction with respect to TPT Common Stock occurring after the date of this Agreement; and (B) TPT’s board of directors or a committee thereof shall succeed to the authority and responsibility of Raptor’s board of directors or any committee thereof with respect to each Raptor Stock Option assumed by TPT. Notwithstanding anything to the contrary in this Section 1.6(a), the conversion of each Raptor Stock Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of TPT Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Raptor Stock Option shall not constitute a “modification” of such Raptor Stock Option for purposes of Section 409A or Section 424 of the Code.

(b)          TPT shall file with the SEC, no later than 60 days after the Effective Time, a registration statement on Form S-8, if available for use by TPT, relating to the shares of TPT Common Stock issuable with respect to Raptor Stock Options assumed by TPT in accordance with Section 1.6(a).

(c)          Subject to Section 1.6(d), at the Effective Time, each Raptor Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase TPT Common Stock and TPT shall assume each such Raptor Warrant in accordance with its terms. All rights with respect to Raptor Common Stock under Raptor Warrants assumed by TPT shall thereupon be converted into rights with respect to TPT Common Stock. Accordingly, from and after the Effective Time: (i) each Raptor Warrant assumed by TPT may be exercised solely for shares of TPT Common Stock; (ii) the number of shares of TPT Common Stock subject to each Raptor Warrant assumed by TPT shall be determined by multiplying (A) the number of shares of Raptor Common Stock issuable upon exercise of the Raptor Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of TPT Common Stock; (iii) the per share exercise price for the TPT Common Stock issuable upon exercise of each Raptor Warrant assumed by TPT shall be determined by dividing the effective per share exercise price of Raptor Common Stock that are subject to such Raptor Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Raptor Warrant assumed by TPT shall continue in full force and effect and the term and other provisions of such Raptor Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Raptor Warrant, such Raptor Warrant assumed by TPT in accordance with this Section 1.6(c) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split (including, without limitation, the Reverse Stock Split), consolidation of shares, reclassification, recapitalization or other similar transaction with respect to TPT Common Stock occurring after the date of this Agreement.

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(d)          Prior to the Effective Time, Raptor shall take all actions that may be necessary (under the Raptor Stock Option Plan, the Raptor Warrants and otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Raptor Stock Options and Raptor Warrants have no rights with respect thereto other than those specifically provided in this Section 1.6.

1.7          Closing of Raptor’s Transfer Books. At the Effective Time: (a) all holders of certificates representing shares of Raptor Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Raptor other than the right to receive shares of TPT Common Stock (and cash in lieu of any fractional share of TPT Common Stock) as contemplated by Section 1.5; and (b) the stock transfer books of Raptor shall be closed with respect to all shares of Raptor Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Raptor Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Raptor Common Stock (a “Raptor Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation or TPT, such Raptor Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8	Exchange of Certificates.

(a)          On or prior to the Closing Date, Raptor and TPT shall together select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, TPT shall deposit with the Exchange Agent (i) certificates representing the shares of TPT Common Stock issuable pursuant to Section 1.5 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of TPT Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)          As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Raptor Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Raptor may reasonably specify (including a provision confirming that delivery of Raptor Stock Certificates shall be effected, and risk of loss and title to such Raptor Stock Certificates shall pass, only upon delivery of such Raptor Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Raptor Stock Certificates in exchange for certificates representing TPT Common Stock. Upon surrender of a Raptor Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Raptor, (A) the holder of such Raptor Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of TPT Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of TPT Common Stock), and (B) the Raptor Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Raptor Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of TPT Common Stock (and cash in lieu of any fractional share of TPT Common Stock) as contemplated by this Section 1. If any Raptor Stock Certificate shall have been lost, stolen or destroyed, Raptor or the Exchange Agent may, in its

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discretion and as a condition precedent to the issuance of any certificate representing TPT Common Stock, require the owner of such lost, stolen or destroyed Raptor Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Raptor or the Exchange Agent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Raptor or the Surviving Corporation with respect to such Raptor Stock Certificate.

(c)          No dividends or other distributions declared or made with respect to TPT Common Stock with a record date after the Effective Time shall be paid to the holder of any un-surrendered Raptor Stock Certificate with respect to the shares of TPT Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Raptor Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)          Any portion of the Exchange Fund that remains undistributed to holders of Raptor Stock Certificates as of the date 180 days after the Effective Time shall be delivered to TPT upon demand, and any holders of Raptor Stock Certificates who have not theretofore surrendered their Raptor Stock Certificates in accordance with this Section 1.8 shall thereafter look only to TPT for satisfaction of their claims for TPT Common Stock, cash in lieu of fractional shares of TPT Common Stock and any dividends or distributions with respect to TPT Common Stock.

(e)          Each of the Exchange Agent, Raptor, TPT and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Raptor Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)           No Merger Party shall be liable to any holder or former holder of Raptor Common Stock or to any other Person with respect to any shares of TPT Common Stock or Raptor Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9          Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10	Appraisal Rights.

(a)          Notwithstanding anything to the contrary contained in this Agreement, any shares of Raptor Common Stock that, as of immediately prior to the Effective Time, are held by

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holders who have as of such time exercised and perfected appraisal rights under Section 262 of the DGCL with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive shares of TPT Common Stock in accordance with Section 1.5(a)(iii), or cash in lieu of fractional shares in accordance with Section 1.5(c), attributable to such Dissenting Shares, and the holder or holders of such Dissenting Shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Section 262 of the DGCL; provided, however, that if such appraisal rights shall not be perfected or the holders of such Dissenting Shares shall otherwise lose their appraisal rights with respect to such Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such rights, such Dissenting Shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of such holder’s Raptor Stock Certificate(s) in accordance with Section 1.8) shares of TPT Common Stock in accordance with Section 1.5(a)(iii) and cash in lieu of fractional shares in accordance with Section 1.5(c).

(b)          Raptor shall give TPT prompt notice of any written demand received by Raptor prior to the Effective Time to require Raptor to purchase shares of Raptor Common Stock pursuant to Section 262 of the DGCL, withdrawals of such demands and any other instruments served on Raptor and any material correspondence received by Raptor in connection with such demands.

1.11       Further Action. If, at any time after the Effective Time, any further action is determined by TPT to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and Raptor, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Raptor, Merger Sub and otherwise) to take such action.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF TPT

Each of TPT and Merger Sub represents and warrants to Raptor as follows except as set forth in the TPT Disclosure Schedule:

2.1	Organization and Good Standing.

(a)          The TPT Corporations are corporations or other Entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate power or other Entity authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under TPT Corporation Contracts. Each of the TPT Corporations is duly qualified to do business as a foreign corporation or other Entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified could not reasonably be expected, individually or in the aggregate, to result in a TPT Material Adverse Effect.

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(b)          Part 2.1(b) of the TPT Disclosure Schedule lists all TPT Corporations and indicates as to each the type of Entity, its jurisdiction of organization and, except in the case of TPT, its stockholders or other equity holders. Part 2.1(b) of the TPT Disclosure Schedule lists, and TPT has delivered to Raptor copies of, the certificate or articles of incorporation, by-laws and other organizational documents (collectively, “Organizational Documents”) of each of the TPT Subsidiaries, as currently in effect.

2.2	Authority; No Conflict.

(a)          TPT has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby (collectively, and including the execution, delivery and performance by certain stockholders of the Voting Agreements, the “Contemplated Transactions”), subject to obtaining the Required TPT Stockholder Vote and the filing of the Certificate of Merger required by the DGCL. The execution and delivery of this Agreement by TPT and the consummation by TPT of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of TPT are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than the approval of the issuance of the TPT Common Stock to be issued in the Merger, the filing of the TPT Charter Amendment and the election of the persons identified on Part 4.17 of the TPT Disclosure Schedule to the TPT board of directors immediately after the Effective Time by the holders of a majority of the outstanding shares of TPT Common Stock (the “Required TPT Stockholder Vote”) and the filing of appropriate merger documents as required by the DGCL). The board of directors of TPT has unanimously approved this Agreement, declared it to be advisable and subject to Section 4.7(c) resolved to recommend to the stockholders of TPT that they vote in favor of the adoption of this Agreement in accordance with the DGCL. The board of directors of TPT has unanimously rescinded its approval of a plan of liquidation and dissolution for TPT and has unanimously approved the cancellation of the meeting of its stockholders that it previously called and adjourned to approve such plan. This Agreement has been duly and validly executed and delivered by TPT and constitutes the legal, valid and binding obligations of TPT, enforceable against TPT in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Except as set forth in Part 2.2(b) of the TPT Disclosure Schedule and subject to obtaining the Required TPT Stockholder Vote and filing of the Certificate of Merger required by the DGCL, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the TPT Corporations, or (B) any resolution adopted by the board of directors or the stockholders of any of the TPT Corporations; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the TPT Corporations, or any of the assets owned or used by any of the TPT Corporations, is or may be

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subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the TPT Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the TPT Corporations; (iv) cause any of the TPT Corporations to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by any of the TPT Corporations to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or create or give rise to any rights to or in any third Person to any payment of royalties or license fees, any rights to data or return of data or records, or to a right to terminate or amend any TPT Corporation Contract, including, without limitation, any license agreement, distribution agreement, development agreement, clinical trial agreement or other Contract affecting the rights of any TPT Corporation or its respective Affiliates or any of any TPT Corporation’s products, whether to use, manufacture, develop, distribute, or market any of such products currently in clinical trial, development or otherwise; (vii) require a Consent from any Person, including, without limitation, any licensor of any product being developed by any TPT Corporation or any of its respective Affiliates, or which is the subject of any clinical trial or other investigational or developmental or clinical trial program by any TPT Corporation or any of its respective Affiliates; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the TPT Corporations, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent TPT from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a TPT Material Adverse Effect.

(c)          The execution and delivery of this Agreement by TPT do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by TPT will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” laws (“Blue Sky Laws”), (B) the filing of the TPT Charter Amendment, (C) the filing of a Certificate of Merger as required by the DGCL, and (D) applicable requirements of NASDAQ and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent TPT from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a TPT Material Adverse Effect.

2.3	Capitalization.

(a)          The authorized capital stock of TPT consists of 150,000,000 shares of TPT Common Stock and 15,000,000 shares of TPT Preferred Stock. As of the date hereof, (i) 15,999,058 shares of TPT Common Stock are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable, (ii) 2,761,952 shares of TPT Common Stock are reserved for issuance upon the exercise of outstanding stock options

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granted pursuant to the TPT Stock Plan (the “TPT Stock Options”), (iii) zero shares of TPT Common Stock are reserved for issuance upon the settlement of outstanding restricted stock units granted pursuant to the TPT Stock Plan (the “TPT Restricted Stock Units”), (iv) 1,657,614 shares of TPT Common Stock are reserved for issuance upon exercise of warrants of TPT (the “TPT Warrants”), (v) zero shares of TPT Common Stock are held in the treasury of TPT, (vi) 855,116 shares of TPT Common Stock are reserved for issuance pursuant to TPT Stock Options not yet granted, and (vii) 100,000 shares of TPT Preferred Stock (designated Series A Preferred Stock, par value $0.001 per share) are reserved for issuance upon exercise of the Rights issued pursuant to the Rights Agreement dated May 13, 2005 between TPT and American Stock Transfer & Trust Company (replacing The Nevada Agency and Trust Company), as Rights Agent, as amended (the “TPT Rights Agreement”). No shares of TPT Preferred Stock are outstanding. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of TPT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of TPT may vote. Except as set forth in the second sentence of this Section 2.3, as of the date hereof, no shares of capital stock or other voting securities of TPT are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of TPT will be issued or become outstanding after the date hereof other than upon exercise of the TPT Stock Options and the TPT Warrants outstanding as of the date hereof.

(b)          Except as set forth in this Section 2.3 or in Part 2.3 of the TPT Disclosure Schedule or in the Voting Agreements, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, “Options”) relating to the issued or unissued capital stock of any of the TPT Corporations, or obligating any of the TPT Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, TPT or any of its Subsidiaries. Since January 1, 2009, TPT has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise or settlement, as applicable, of the TPT Stock Options, the TPT Warrants and the TPT Restricted Stock Units.

(c)          All shares of TPT Common Stock subject to issuance as described above on or before the Closing will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. None of the TPT Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of TPT Common Stock or any capital stock of any of TPT’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of TPT’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of TPT’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by TPT or another TPT Corporation and is free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the TPT Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the TPT Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of TPT) or any direct or indirect equity or ownership interest in any other business. None of the TPT Corporations is or has ever been a general partner of any general or limited partnership.

2.4	SEC Reports.

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(a)          Except as set forth on Part 2.4-1 of the TPT Disclosure Schedule, TPT has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since October 4, 2006 (such documents, as supplemented or amended since the time of filing, the “TPT SEC Reports”). The TPT SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder and (ii) except to the extent that information contained in any TPT SEC Reports has been revised, modified or superseded (prior to the date of this Agreement) by a later filed TPT SEC Report, did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of TPT is or has been required to file any form, report, registration statement or other document with the SEC. TPT maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; and such controls and procedures are designed to ensure that all material information concerning TPT and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of TPT’s filings with the SEC and other public disclosure documents. Except as set forth on Part 2.4-2 of the TPT Disclosure Schedule, to TPT’s Knowledge, each director and executive officer of TPT has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since October 4, 2006. As used in this Section 2.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. With respect to TPT’s Annual Reports on Form 10-K for each fiscal year of TPT beginning on or after October 4, 2006 and TPT’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of such fiscal years of TPT, all certifications and statements with respect thereto and required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, complied with such rules and regulations and the statements contained in such certifications statements were true and correct as of the date of the filing thereof.

(b)          Since October 4, 2006, neither TPT nor any of its Subsidiaries or, to TPT’s Knowledge, any Representative of TPT or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TPT or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that TPT or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c)          The TPT Corporations have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the

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existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Part 2.4(c) of the TPT Disclosure Schedule, since October 4, 2006, (A) there have not been any changes in the TPT Corporations’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, the TPT Corporations’ internal control over financial reporting; (B) all significant deficiencies and material weaknesses in the design or operation of the TPT Corporations’ internal control over financial reporting which are reasonably likely to adversely affect the TPT Corporations’ ability to record, process, summarize and report financial information have been disclosed to TPT’s outside auditors and the audit committee of TPT’s board of directors, and (C) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the TPT Corporations’ internal control over financial reporting. Part 2.4(c) of the TPT Disclosure Schedule lists, and TPT has made available to Raptor copies of, all reports and other documents concerning internal control filed with the SEC or delivered to TPT by its auditors since October 4, 2006. TPT has made available to Raptor copies of all policies, manuals and other documents promulgating such disclosure controls and procedures.

(d)          TPT is, and since October 4, 2006 has been, in compliance with the applicable provisions of SOX and the applicable listing and corporate governance rules and regulations of NASDAQ.

2.5	Financial Statements.

(a)          The financial statements and notes contained or incorporated by reference in the TPT SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes to the extent permitted by Regulation S-X and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the TPT Corporations as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of the TPT Corporations as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than TPT and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of TPT.

(b)          Part 2.5(b) of the TPT Disclosure Schedule lists, and TPT has delivered to Raptor copies of, the documents creating or governing, all of TPT’s Off-Balance Sheet Arrangements.

(c)          Part 2.5(c) of the TPT Disclosure Schedule contains a description of all non-audit services performed by TPT’s auditors for the TPT Corporations since the beginning of the immediately preceding fiscal year of TPT and the fees paid for such services. All such non-audit services have been approved as required by Section 202 of SOX.

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2.6          Property; Sufficiency of Assets. The TPT Corporations (a) have good and valid title to all property material to the business of the TPT Corporations and reflected in the latest audited financial statements included in the TPT SEC Reports as being owned by the TPT Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except (i) statutory Encumbrances securing payments not yet due and (ii) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, in either case in such a manner as to have a TPT Material Adverse Effect, and (b) are collectively the lessee of all property material to the business of the TPT Corporations and reflected as leased in the latest audited financial statements included in the TPT SEC Reports (or on the books and records of TPT as of the date thereof) or acquired after the date thereof (except for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not have a TPT Material Adverse Effect.

2.7          Real Property; Equipment; Leasehold. Except as set forth in Part 2.7-1 of the TPT Disclosure Schedule, none of the TPT Corporations own any real property or any interest in real property. Part 2.7-2 of the TPT Disclosure Schedule contains a true, complete and accurate list of all the TPT Corporations’ real property leases. With respect to such real property leases: (a) such TPT Corporation’s possession and quiet enjoyment of real property under such lease has not been materially disturbed, (b) such TPT Corporation is not, and to the Knowledge of TPT, no other party to such lease is, in breach of such lease, (c) to the Knowledge of TPT, there are no disputes with respect to such lease and (d) other than such TPT Corporation, there is no other Person in possession of the real property under such lease.

2.8	Proprietary Rights.

(a)          Registered IP. Part 2.8(a) of the TPT Disclosure Schedule contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of any TPT Corporation, which list identifies (i) the jurisdiction in which each item of Registered IP has been registered or filed, and (ii) any item of Registered IP that is jointly owned with any other Person.

(b)          Third Party IP and Inbound Licenses. Part 2.8(b) of the TPT Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Intellectual Property licensed to any TPT Corporation (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, any TPT Corporation’(s) products or services and that is generally available on standard terms for less than $2,000), and the corresponding Contracts in which such Intellectual Property Rights or Intellectual Property is licensed to any TPT Corporation (all of which are deemed to be TPT Material Contracts for purposes of Section 2.16).

(c)          Outbound Licenses. Part 2.8(c) of the TPT Disclosure Schedule contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, any TPT

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IP. No TPT Corporation is bound by, and no TPT IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any TPT Corporation to use, exploit, assert, or enforce the TPT IP anywhere in the world which limitations or restrictions would reasonably be expected to have a TPT Material Adverse Effect.

(d)          Demand Letters. Part 2.8(d) of the TPT Disclosure Schedule contains a complete and accurate list (and TPT has provided true, complete and accurate copies to Raptor) of all letters and other written or electronic communications or correspondence since October 4, 2006 between any TPT Corporation or any of their respective Representatives and any other Person regarding any actual, alleged, possible, potential, or suspected infringement or misappropriation of TPT IP, along with a brief description of the current status of each such matter.

(e)          Ownership Free and Clear. The TPT Corporations exclusively own all right, title, and interest to and in the TPT IP (other than Intellectual Property Rights exclusively licensed to any TPT Corporation, as identified in Part 2.8(b) of the TPT Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the license agreements listed in Part 2.8(c) of the TPT Disclosure Schedule).

(f)           Valid and Enforceable. To TPT’s Knowledge all TPT IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)           Each U.S. patent application and U.S. patent owned by any TPT Corporation was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent owned by any TPT Corporation was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being made available to the public. No trademark or trade name owned, used, or applied for by any TPT Corporation conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. TPT has no Knowledge with respect to and is not aware of any other basis for a claim that any of the TPT IP is invalid or unenforceable.

(ii)          All TPT IP that is Registered IP is in compliance with all formal Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such Registered IP in full force and effect have been made by the applicable deadline. Part 2.8(f)(ii) of the TPT Disclosure Schedule contains a complete and accurate list of all actions, filings, and payments that must be taken or made within ninety (90) days after the Closing Date in order to maintain such Registered IP in full force and effect.

(iii)         No Legal Proceeding (including any interference, opposition, reissue, or reexamination proceeding) is pending or, to TPT’s Knowledge, threatened, and since October 4, 2006 there has been no Legal Proceeding, in which the scope, validity, or enforceability of any TPT IP is being, has been, or could reasonably be expected to be contested or challenged.

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(g)          Trade Secrets. Each TPT Corporation has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its respective rights in its respective Trade Secrets.

(h)          Employees and Contractors. All employees and contractors of any TPT Corporation who were involved in the creation or development of the TPT IP have signed agreements containing intellectual property assignments and confidentiality provisions. No past or present shareholder, officer, director, or employee of any TPT Corporation has any claim, right, or interest to or in any TPT IP.

(i)           Chain of Title. TPT has properly recorded assignments from all named inventors for all patents and patent applications included in the Registered IP owned or purported to be owned by any TPT Corporation.

(j)           Impairment of Goodwill. The goodwill associated with or inherent in the each TPT Corporation’s respective trademarks (both registered and unregistered) has not been impaired.

(k)          Infringement of TPT IP by Third Parties. To TPT’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any TPT IP.

(l)           Government Rights. No government funding or personnel were used, directly or indirectly, to develop or create, in whole or in part, any TPT IP.

(m)         Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance or restriction on, any TPT IP or any license to Intellectual Property or Intellectual Property Rights held by any TPT Corporation; (ii) a breach of any license agreement listed or required to be listed in Part 2.9(b) of the TPT Disclosure Schedule; (iii) the release or delivery of any TPT IP to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the TPT IP.

(n)          No Infringement of Third Party IP Rights. To TPT’s Knowledge no TPT Corporation has ever infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a TPT Material Adverse Effect. Without limiting the generality of the foregoing, to TPT’s Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of any TPT Corporation, and no Intellectual Property ever owned, used, or developed by any TPT Corporation, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a TPT Material Adverse Effect.

(o)          Pending, Threatened, or Possible IP Infringement Claims. There are no pending or to TPT’s Knowledge threatened infringement, misappropriation, or similar claims or

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Legal Proceedings against any TPT Corporation or against any other Person who would be entitled to indemnification by any TPT Corporation for such claim or Legal Proceeding. No TPT Corporation has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property Rights by any TPT Corporation or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of any TPT Corporation.

(p)          Other Infringement Liability. Except as may be set forth in the TPT Contracts listed on Parts 2.8(b) and (c) of the TPT Disclosure Schedule, no TPT Corporation is bound by any Contract, or any commitment or promise, to indemnify any other Person for intellectual property infringement, misappropriation, or similar claims (other than the express infringement indemnities included in standard form sales or license agreements entered into by any TPT Corporation in the ordinary course of business). No TPT Corporation has assumed from any other Person any existing or potential liability for infringement, misappropriation, or violation of Intellectual Property Rights.

(q)          Infringement Claims Relating to Third Party IP Licensed to TPT. To TPT’s Knowledge there are no pending or threatened claims or proceedings involving Intellectual Property or Intellectual Property Rights licensed to any TPT Corporation that could reasonably be expected to adversely affect the use or exploitation thereof by any TPT Corporation or the manufacturing, distribution, or sale of any products or services currently being developed, offered, manufactured, distributed, or sold by any TPT Corporation.

(r)           Sufficiency. To TPT’s Knowledge, each TPT Corporation owns or otherwise has all Intellectual Property Rights needed to conduct their respective businesses as currently conducted or planned to be conducted.

(s)          Employee Issues. No current employee of any TPT Corporation is subject to any Contract restricting him or her from performing his or her duties for any TPT Corporation.

2.9          No Undisclosed Liabilities. Except as set forth in Part 2.9 of the TPT Disclosure Schedule, the TPT Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the TPT Balance Sheet, or (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the TPT Balance Sheet that, individually or in the aggregate, would not have a TPT Material Adverse Effect.

2.10	Taxes.

(a)          Jurisdiction. Part 2.10(a) of the TPT Disclosure Schedule contains a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which each of the TPT Corporations does or is required to file Tax Returns. No claim has ever been made in writing by a Governmental Body in a jurisdiction where the TPT Corporations do not file Tax Returns that they are or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

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(b)          Timely Filing of Tax Returns. The TPT Corporations have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the TPT Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

(c)          Payment of Taxes. The TPT Corporations have, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable.

(d)          Withholding Taxes. Each of the TPT Corporations have complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other laws) and have, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required.

(e)          Audits. Except as set forth in Part 2.10(e) of the TPT Disclosure Schedule, no Tax Return of any of the TPT Corporations is under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received by any of the TPT Corporations and, the TPT Corporations have no Knowledge of any threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes. Except as set forth in Part 2.10(e) of the TPT Disclosure Schedule, no issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination. Part 2.10(e) of the TPT Disclosure Schedule lists, and TPT has delivered to Raptor copies of, all examiner’s or auditor’s reports, notices of proposed adjustments or similar commissions received by any of the TPT Corporations from any Taxing Authority since October 4, 2006. The U.S. Federal Income Tax Returns of the TPT Corporations consolidated in such returns have been examined by and settled with the Internal Revenue Service for all years, or all years are otherwise closed, through the taxable year ended December 31, 2005.

(f)           Tax Reserves. The charges, accruals, and reserves with respect to Taxes on the respective books of each of the TPT Corporations are adequate (and until Closing will continue to be adequate) to pay all Taxes not yet due and payable and have been determined in accordance with GAAP. No differences exist between the amounts of the book basis and the tax basis of assets (net of liabilities) that are not accounted for on any accrual on the books of the TPT Corporations for federal income tax purposes. Except as disclosed in Part 2.10(f) of the TPT Disclosure Schedule, there exists no proposed assessment of Taxes against any of the TPT Corporations.

(g)          Tax Liens. No Encumbrance for Taxes exists with respect to any assets or properties of any of the TPT Corporations, nor will any such Encumbrance exist at Closing except for statutory liens for Taxes not yet due.

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(h)          Tax Sharing Agreements. Part 2.10(h) of the TPT Disclosure Schedule lists, and TPT has delivered to Raptor copies of, any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that is in effect (including any advance pricing agreement, Closing Agreement or other agreement relating to Taxes with any Taxing Authority) to which any of the TPT Corporations is a party or by which any of the TPT Corporations is bound. No such agreements shall be modified or terminated prior to Closing without the Consent of Raptor.

(i)           Extensions of Time for Filing Tax Returns. None of the TPT Corporations has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(j)           Waiver of Statutes of Limitations. None of the TPT Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(k)          Powers of Attorney. No power of attorney currently in force has been granted by any of the TPT Corporations concerning any Taxes or Tax Return.

(l)           Tax Rulings. None of the TPT Corporations has received or been the subject of a Tax Ruling or a request for Tax Ruling. None of the TPT Corporations has entered into a Closing Agreement with any Governmental Body that would have a continuing effect after the Closing Date.

(m)         Availability of Tax Returns. Part 2.10(m) of the TPT Disclosure Schedule lists, and TPT has made available to Raptor true, complete and accurate copies of all material Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the TPT Corporations, for the years ended December 31, 2006, 2007 and 2008.

(n)          Opinions of Counsel. Part 2.10(n) of the TPT Disclosure Schedule lists, and TPT has provided to Raptor true, complete and accurate copies of all opinions of counsel, whether inside or outside counsel, and all opinions of accountants or other tax advisors, which have been received by any of the TPT Corporations with respect to Taxes.

(o)          Intercompany Transactions. None of the TPT Corporations has engaged in any transactions with Affiliates which would require the recognition of income by any of the TPT Corporations with respect to such transaction for any period ending on or after the Closing Date.

(p)          Real Property Transfer Tax. Except as set forth in Part 2.10(p) of the TPT Disclosure Schedule, none of the TPT Corporations owns any interest in real estate as a result of which ownership the Merger or any related Contemplated Transaction would be subject to any realty transfer Tax or similar Tax.

(q)          Section 162(m). The disallowance of a deduction under Section 162(m) of the Code for employee remuneration would not reasonably be expected to apply to any amount

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paid or payable by any of the TPT Corporations under any TPT Corporation Contract, Benefit Plan, program, arrangement or understanding currently in effect.

(r)           Section 280G. None of the TPT Corporations is a party to any agreement, contract or arrangement that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of a “parachute payment” within the meaning of Section 280G of the Code.

(s)           Qualification as a Reorganization. None of the TPT Corporations has taken any action, nor to TPT’s Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(t)           Section 355 Representation. None of the TPT Corporations has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

2.11	Employee Benefits.

(a)          Except as required under this Agreement, since December 31, 2008, there has not been (i) any adoption or amendment of any Benefit Plan, or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Benefit Plan that would increase the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2008. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any TPT Corporation and all Benefit Plans permit continuation by TPT upon consummation of the Contemplated Transactions without the Consent of any participant.

(b)          For purposes of this Agreement, the following definitions apply: “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412, 430 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, and “ERISA Affiliate” means, with respect to any Entity, trade or business, any other Entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 (b)(1) of ERISA that includes the first Entity, trade or business, or that is a member of the same “controlled group” as the first Entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(c)          Part 2.11(c) of the TPT Disclosure Schedule includes a true, correct and complete list of all Benefit Plans.

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(d)          With respect to each Benefit Plan, TPT has delivered to Raptor a true, correct and complete copy of: (i) each writing constituting a part of such Benefit Plan, including without limitation all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any summaries of material modifications, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any, (vii) all contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts; (viii) all minutes from all fiduciary and administrative committee meetings during the past three years for all Benefit Plans that are employee pension benefit plans within the meaning of ERISA Section 2; and (ix) all correspondence to or from any governmental Entity relating to any Benefit Plan. Except as specifically provided in the foregoing documents delivered to Raptor, there are no amendments to any Benefit Plan or any new Benefit Plan that have been adopted or approved nor has TPT undertaken to make any such amendments or adopt or approve any new Benefit Plan since December 31, 2008.

(e)          Part 2.11(e) of the TPT Disclosure Schedule identifies each Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter, or opinion letter, with respect to each Qualified Plan that has not been revoked, and, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust. No Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(f)           All contributions required to be made to any Benefit Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the TPT SEC Reports.

(g)          Each Benefit Plan has been maintained and administered in compliance with its terms and in all respects with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. There is not now, nor to TPT’s Knowledge, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Benefit Plan or the imposition of any Encumbrance on the assets of the any TPT Corporation under ERISA or the Code. No prohibited transaction has occurred with respect to any Benefit Plan. None of the TPT Corporations has, nor to TPT’s Knowledge has any other Person, engaged in any transaction with respect to any Benefit Plan that could reasonably be expected to subject any of the TPT Corporations to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law or any participant to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law (other than ordinary income tax in the normal course). All amendments required to be adopted before the effective dates for any qualified Benefit Plan to continue to be qualified have been or will be duly and timely adopted. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Raptor, the Surviving Corporation or any of the TPT Corporations (other than ordinary administration expenses).

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(h)          No Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430, or 4971 of the Code. All liabilities in connection with the termination of any Benefit Plan that was sponsored, maintained or contributed to by any TPT Corporation, or with respect to which any of them had any liability, at any time have been fully satisfied.

(i)           No Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and the TPT Corporations have no liabilities with respect to any such plan.

(j)           There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any TPT Corporation, Raptor or the Surviving Corporation following the Closing. Without limiting the generality of the foregoing, neither any TPT Corporation nor any ERISA Affiliate of any TPT Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(k)          No TPT Corporation has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and similar state laws and at no expense to any TPT Corporation. With respect to each Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims under such Benefit Plan are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements. Each individual who has elected and is currently entitled to COBRA continuation coverage and each individual who is entitled to elect COBRA continuation coverage is listed in Part 2.11(k)-1 of the TPT Disclosure Schedule. Part 2.11(k)-2 of the TPT Disclosure Schedule sets forth the date and type of the qualifying event for each person listed on such Schedule. Each individual who has elected COBRA continuation coverage has been charged the maximum COBRA premium permitted by COBRA and the TPT Corporations and the Benefit Plans have no obligation to charge any participant a lesser amount.

(l)           All stock options or share appreciation rights granted by any of the TPT Corporations were granted using an exercise price or a base price, as the case may be, of not less than the fair market value of the underlying shares in accordance with applicable guidance under Section 409A of the Code on the date of grant, and are not otherwise subject to the requirements of Section 409A of the Code. None of the TPT Corporations is subject to any agreement or contract that would require it to “gross up” or otherwise compensate any current or former employee, officer, director, or other service provider because of the imposition of any income, excise, or other tax on a payment or benefit provided to such person.

(m)         No Benefit Plan is subject to the laws other than those of the United States. No individual who was classified by any of the TPT Corporations as an independent contractor is or has ever been eligible to participate in any Benefit Plans.

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(n)          There are no pending or, to TPT’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Benefit Plans, any fiduciaries thereof with respect to their duties to the Benefit Plans or the assets of any of the trusts under any of the Benefit Plans which could result in any liability of any TPT Corporation or any Benefit Plan.

(o)          Part 2.11(o) of the TPT Disclosure Schedule contains a true, complete and accurate list as of the date of this Agreement of all loans and advances made by any of the TPT Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the ordinary course of business. No TPT Corporation has, since October 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of TPT. Part 2.11(o) of the TPT Disclosure Schedule identifies any extension of credit maintained by the TPT Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

2.12	Compliance with Legal Requirements; Governmental Authorizations.

(a)          Except as set forth in Part 2.12(a) of the TPT Disclosure Schedule, the TPT Corporations are, and at all times since October 4, 2006 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, including, without limitation, any regulation issued under any such Legal Requirement; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by any of the TPT Corporations of, or a substantial failure on the part of any of the TPT Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the TPT Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the TPT Corporations has received, at any time since October 4, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, (y) any actual, alleged, possible, or potential obligation on the part of any of the TPT Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (z) any investigation with respect to any such Legal Requirement, including Legal Requirements of the United States Food and Drug Administration (the “FDA”), the European Medicines Agency (“EMEA”) and other comparable Governmental Bodies.

(b)          The TPT Corporations have all material Governmental Authorizations required to conduct their respective businesses as now being conducted. Such Governmental Authorizations are valid and in full force and effect, and the TPT Corporations and Persons acting in concert with and on behalf of the TPT Corporations are in compliance in all material respects with all such Governmental Authorizations. TPT has provided to Raptor a true, accurate and complete copy of all such material Governmental Authorizations from the FDA and the EMEA.

(c)          The TPT Corporations and, to TPT’s Knowledge, Persons acting in concert with and on behalf of any TPT Corporation:

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(i)           have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the TPT Corporations, and (to the Knowledge of TPT) no Representative of any TPT Corporation with respect to any matter relating to any of the TPT Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)          No product or product candidate manufactured, tested, distributed, held or marketed by or on behalf of any of the TPT Corporations has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise) since October 4, 2006. At no time since October 4, 2006, has any of the TPT Corporations received notice that any Governmental Body or institutional review board or comparable body has commenced, or threatened to initiate, any proceeding seeking the recall, market withdrawal, suspension or withdrawal of approval, or seizure of any such product or product candidate; the imposition of material sales, marketing or production restriction on any product or product candidate; or the suspension, termination or other restriction of preclinical or clinical research by or on behalf of any of the TPT Corporations, including any action regarding any investigator participating in any such research, nor is any such proceeding pending. TPT has, prior to the execution of this Agreement, provided to Raptor all information about serious adverse drug experiences since October 4, 2006 obtained or otherwise received by any of the TPT Corporations from any source, in the United States or outside the United States, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the TPT Corporations or any of their licensors or licensees in the possession of any of the TPT Corporations (or to which any of them has access), except for any adverse drug experiences that would not, or would not reasonably be expected to, individually or in the aggregate, have a TPT Material Adverse Effect.

(f)           None of the TPT Corporations, or, to TPT’s Knowledge, Persons acting in concert with or on behalf of any TPT Corporation, or, to TPT’s Knowledge, any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of any TPT Corporation made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to

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provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any other Governmental Body to invoke any similar policy.

(g)          All preclinical safety pharmacology and toxicology studies and all clinical studies relating to product or product candidates, conducted by or on behalf of any TPT Corporation have been, or are being, conducted in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar requirements in other jurisdictions, and all requirements relating to protection of human subjects.

(h)          TPT (or another TPT Corporation) and its Affiliates have filed with the FDA, the EMEA, any other Governmental Authority, and any institutional review board or comparable body, all filings, reports, responses, required notices, supplemental applications, and annual or other reports, responses to requests for information or other submissions required by applicable Legal Requirement, or requested by FDA, EMEA or any other Governmental Body having jurisdiction over any TPT Corporation or their respective businesses and/or clinical trials and applications, including but not limited to all reports of clinical trials, reports of adverse consequences or adverse reactions, and similar reports regarding the conduct of and results of clinical trials, each investigational new drug application or any comparable foreign regulatory application, including any such report related to the manufacture, testing, study, or sale of any product or product candidate, as applicable.

(i)           TPT (or another TPT Corporation) and its Affiliates have maintained and currently maintain all records, documents, reports and other information required under FDA guidance to support any IND, NDA or ANDA applications for each product under development or undergoing clinical trial, including without limitation, all records, documents and other information related to Good Laboratory Practice, Good Clinical Practice, or Good Manufacturing Practice for each such product or proposed product; all records relating to the qualification and selection of clinical investigators; all records related to the qualification and selection of, and informed Consent given by, each participant in any trial; and all clinical reports or records and analysis of clinical trial results.

(j)           TPT (or another TPT Corporation) and its Affiliates have manufactured all products used in clinical trials in accordance with Good Manufacturing Practice, and have maintained all records regarding purity, concentration, and shelf life, allocation of product to investigators, and recovery or destruction of outdated or unused clinical trial product.

2.13	Environmental Matters.

(a)          Each of the TPT Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Requirements; and (ii) possesses all permits and other Environmental Authorizations, and is in compliance with the terms and conditions thereof.

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(b)          None of the TPT Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, TPT Representative or otherwise, that alleges that any of the TPT Corporations is not or might not be in compliance with any Environmental Requirement or Environmental Authorization, and, to the Knowledge of TPT, there are no circumstances that may prevent or interfere with the compliance by any of the TPT Corporations with any Environmental Requirement or Environmental Authorization in the future.

(c)          To the Knowledge of TPT: (i) all property that is or was leased to, controlled by or used by any of the TPT Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by any of the TPT Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by any of the TPT Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released.

(d)          For purposes of this Agreement: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, Order, writ, injunction, directive, authorization, judgment, decree, grant, franchise, Contract or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the Environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any Governmental Authorization required under applicable Environmental Requirements; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Requirement or that is otherwise a danger to health, reproduction or the Environment; and (iv) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.

2.14	Legal Proceedings.

(a)          Except as set forth in Part 2.14 of the TPT Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the TPT Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the TPT Corporations, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in a TPT Material Adverse Effect, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of any of the TPT Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

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(b)          To TPT’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

2.15       Absence of Certain Changes and Events. Except as set forth in Part 2.15 of the TPT Disclosure Schedule or as otherwise expressly contemplated by this Agreement, since the date of the TPT Balance Sheet, the TPT Corporations have conducted their businesses only in the ordinary course of business, consistent with past practices and there has not been any TPT Material Adverse Effect, and no event has occurred or circumstance exists that may result in a TPT Material Adverse Effect, any action or event of the type described in Section 4.2 or:

(a)          any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the TPT Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a TPT Material Adverse Effect;

(b)          (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any TPT Corporation, or (ii) any repurchase, redemption or other acquisition by any TPT Corporation of any shares of capital stock or other securities;

(c)          any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any TPT Corporation (except for TPT Common Stock issued upon the valid exercise of outstanding TPT Stock Options, TPT Warrants, or the valid settlement of outstanding TPT Restricted Stock Units), (ii) any option, warrant or right to acquire any capital stock or any other security of any TPT Corporation (except for TPT Stock Options, TPT Warrants, and TPT Restricted Stock Units described in Section 2.3), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any TPT Corporation;

(d)          any amendment or waiver of any of the rights of any TPT Corporation under, or acceleration of vesting under, (i) any provision of the TPT Stock Plan, (ii) any provision of any Contract evidencing any outstanding TPT Stock Option, TPT Warrant, or TPT Restricted Stock Unit, or (iii) any restricted stock purchase agreement;

(e)          any amendment to any Organizational Document of any of the TPT Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any TPT Corporation;

(f)           any creation of any Subsidiary, other than Merger Sub, of any TPT Corporation or acquisition by any TPT Corporation of any equity interest or other interest in any other Person;

(g)          any capital expenditure by any TPT Corporation which, when added to all other capital expenditures made on behalf of the TPT Corporations since the date of the TPT Balance Sheet, exceeds $25,000 in the aggregate;

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(h)          except in the ordinary course of business and consistent with past practice, any action by any TPT Corporation to (i) enter into or suffer any of the assets owned or used by it to become bound by any TPT Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any TPT Material Contract;

(i)           any (i) acquisition, lease or license by any TPT Corporation of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any TPT Corporation of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any TPT Corporation of any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(j)           any write-off as uncollectible of, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of any TPT Corporation;

(k)          any pledge of any assets of or sufferance of any of the assets of any TPT Corporation to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

(l)           any (i) loan by any TPT Corporation to any Person, or (ii) incurrence or guarantee by any TPT Corporation of any indebtedness for borrowed money;

(m)         any (i) adoption, establishment, entry into or amendment by any TPT Corporation of any Benefit Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or employees of any TPT Corporation;

(n)          any change of the methods of accounting or accounting practices of any TPT Corporation in any material respect;

(o)	any material Tax election by any TPT Corporation;

(p)          any commencement or settlement of any Legal Proceeding by any TPT Corporation; or

(q)          any agreement or commitment to take any of the actions referred to in clauses (b) through (p) above.

2.16	Contracts; No Defaults.

(a)          Part 2.16(a) of the TPT Disclosure Schedule lists, and, except to the extent filed in full without redaction as an exhibit to a TPT SEC Report, TPT has delivered to Raptor copies of, each TPT Corporation Contract and other instrument or document currently in effect or pursuant to which TPT has continuing obligations (including any amendment to any of the following):

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(i)           described in any paragraphs of Item 601(b) of Regulation S-K of the SEC;

(ii)	with any director, officer or Affiliate of TPT;

(iii)         evidencing, governing or relating to indebtedness for borrowed money;

(iv)         not entered into in the ordinary course of business that involves expenditures or receipts in excess of $25,000;

(v)          currently in effect that in any way purports to restrict the business activity of any TPT Corporation or any of its Affiliates, or to limit the freedom of any TPT Corporation or any of its Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(vi)         relating to the employment of, or the performance of services by, any employee or consultant not terminable by TPT or its Subsidiaries on ninety (90) days notice without liability, or pursuant to which any of the TPT Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or pursuant to which any of the TPT Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $5,000 to any current or former employee or director;

(vii)       relating to the acquisition, transfer, development, sharing or licensing of any TPT IP (except for any Contract pursuant to which (1) any Intellectual Property is licensed to any TPT Corporation under any third party software license generally available to the public, or (2) any Intellectual Property is licensed by any of the TPT Corporations to any Person on a nonexclusive basis);

(viii)      providing for indemnification of any officer, director, employee or agent;

(ix)         currently in force (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the TPT Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing TPT Stock Options, TPT Warrants or TPT Restricted Stock Units;

(x)          incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation not entered into in the ordinary course of business, except for Contracts substantially identical to the standard forms of end user licenses previously delivered by TPT to Raptor;

(xi)	relating to any currency hedging;
(xii)	containing “standstill” or similar provisions;

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(xiii)       (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any TPT Corporation and any contractor or subcontractor to any Governmental Body);

(xiv)      requiring that any of the TPT Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xv)        contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplating or involving the performance of services after the date of this Agreement having a value in excess of $25,000 in the aggregate;

(xvi)	required to be listed on Part 2.7-2 of the TPT Disclosure Schedule;

(xvii)     that could reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the TPT Corporations or on any of the Contemplated Transactions; and

(xviii)    any other Contract, if a breach of such Contract could reasonably be expected to have a TPT Material Adverse Effect.

Each of the foregoing is a “TPT Material Contract.”

(b)          Each TPT Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)          Except as set forth in Part 2.16(c) of the TPT Disclosure Schedule: (i) none of the TPT Corporations has violated or breached, or committed any default under, any TPT Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a TPT Material Adverse Effect; and, to the TPT’s Knowledge, no other Person has violated or breached, or committed any default under, any TPT Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a TPT Material Adverse Effect; (ii) to the TPT’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any TPT Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any TPT Material Contract, (C) give any Person the right to accelerate the maturity or performance of any TPT Material Contract, or (D) give any Person the right to cancel, terminate or modify any TPT Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a TPT Material Adverse Effect; and (iii) since October 4, 2006, none of the TPT Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any TPT Corporation Contract, except

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in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a TPT Material Adverse Effect.

2.17       Insurance. Part 2.17 of the TPT Disclosure Schedule sets forth a true, correct and complete list of all insurance policies and fidelity bonds for the current policy year relating to any TPT Corporation (and to any predecessor corporation thereof, including, without limitation Axonyx Inc.), and its respective employees, officers and directors. All such insurance policies and fidelity bonds shall continue in full force and effect at and after the Effective Time with such limits and coverage as is currently in effect without the Consent of any Person or further action by any Merger Party hereto. Each TPT Corporation maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including, without limitation, personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations, including, without limitation, amounts that are intended to cover the Lawsuits and all Costs associated therewith. None of the TPT Corporations has received notice of termination or cancellation of any such policy. None of the TPT Corporations has reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years. All premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which any TPT Corporation has conducted its operations. None of the TPT Corporations has any material obligation for retrospective premiums for any period prior to the Effective Time. All such policies are in full force and effect and will remain in full force and effect up to and including the Effective Time, and, where applicable, at or after the Effective Time, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has put any TPT Corporation on notice that coverage will be denied with respect to any claim submitted to such insurer by any TPT Corporation (including any predecessor corporation thereof, including, without limitation Axonyx Inc.). There are no material claims by any TPT Corporation pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.18       Labor Matters. Except as disclosed in the TPT SEC Reports, (i) none of the TPT Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) none of the TPT Corporations is the subject of any Legal Proceeding asserting that any of the TPT Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (iii) there is no strike, work stoppage or other labor dispute involving any of the TPT Corporations pending or, to TPT’s Knowledge, threatened; (iv) no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to TPT’s Knowledge, threatened against any of the TPT Corporations; (v) no grievance is pending or, to TPT’s Knowledge, threatened against any of the TPT Corporations; and (vi) none of the TPT Corporations is a party to, or otherwise bound by, any Consent decree with, or citation by, any Governmental Body relating to employees or employment practices. No labor organization or group of employees of any TPT Corporation has made a pending demand for recognition or

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certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the TPT Corporations has complied with the Worker Adjustment and Retraining Notification Act and any similar state law, such as California Labor Code Section 1400, et seq. The TPT Corporations have not implemented any employee layoffs, hours reductions, or employment terminations that, standing alone or when aggregated with other past or future layoffs, hours reductions, or employment terminations could implicate the WARN Act or any similar state law, such as California Labor Code Section 1400, et. seq. Each of the TPT Corporations has been and is in material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, including, without limitation, wages and hours, labor relations, employment discrimination, disability rights or benefits, equal opportunity, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance. None of the current or former independent contractors of the TPT Corporations was improperly classified as a non-employee and no current or former employees classified as “exempt” from overtime requirements were improperly classified as exempt. The TPT Corporations do not have any material unsatisfied obligations to any past or present employees or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation other than the payment of benefits in the ordinary course of business. Part 2.18 of the TPT Disclosure Schedule accurately identifies each former employee of any of the TPT Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the TPT Corporations or otherwise) relating to such former employee’s employment with any of the TPT Corporations; and such Schedule accurately describes such benefits. The TPT Corporations have maintained worker’s compensation coverage as required by applicable state law through the purchase of insurance and not by self-insurance or otherwise

2.19       Interests of Officers and Directors. None of the officers or directors of any of the TPT Corporations or any of their respective Affiliates (other than the TPT Corporations), or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) of any such offer or director, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the TPT Corporations, or in any supplier, distributor or customer of the TPT Corporations, or any other relationship, contract, agreement, arrangement or understanding with the TPT Corporations, except as disclosed in the TPT SEC Reports and except for the normal rights of a stockholder and rights under the Plans and the TPT Stock Options, the TPT Warrants and the TPT Restricted Stock Units.

2.20       Rights Plan; DGCL Section 203. TPT has amended the TPT Rights Agreement and taken all other action necessary or appropriate so that the execution and delivery of this Agreement by the Parties hereto, and the consummation by TPT of the Merger and the Contemplated Transactions, do not and will not cause Raptor or any of its stockholders, Subsidiaries or Affiliates to be within the definition of “Acquiring Person” under the TPT Rights Agreement. TPT has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Raptor with respect to or as a result of the Contemplated Transactions.

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2.21       Brokers; Fees and Expenses. Except for the Expenses incurred by TPT, no broker, finder, investment banker or other Person (other than the TPT Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any TPT Corporation.

2.22       Trading on NASDAQ. As of the date of this Agreement, shares of TPT Common Stock are listed for trading on the NASDAQ Global Market and trading in TPT Common Stock on the NASDAQ Global Market has not been suspended.

2.23       Valid Issuance. The TPT Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. The TPT Common Stock described in the preceding sentence will be issued in compliance with all federal securities laws and all applicable Blue Sky Laws.

2.24       TPT Budget. Part 2.24 of the TPT Disclosure Schedule sets forth the projected spending estimate of the TPT Corporations from September 1, 2009 through February 28, 2010 pursuant to the Employment Agreements (or such agreements they supersede).

2.25       Disclosure. None of the information supplied or to be supplied by or on behalf of TPT for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of TPT for inclusion or incorporation by reference in the Prospectus/Joint Proxy Statement will, at the time the Prospectus/Joint Proxy Statement is mailed to the stockholders of TPT or at the time of the TPT Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.26	TPT Action.

(a)          The board of directors of TPT (at a meeting duly called and held in accordance with the TPT’s articles of incorporation and bylaws) has unanimously (i) determined that this Agreement and the Merger are advisable and in the best interests of TPT and its stockholders, (ii) duly and validly approved, adopted and declared advisable the Merger and this Agreement, and (iii) recommended the approval by the stockholders of TPT of the issuance of the TPT Common Stock in the Merger and the filing of the TPT Charter Amendment and directed that this Agreement be submitted to such stockholders for such approval, and, subject to the provisions of Section 4.7(c) after the date hereof, none of the aforementioned actions of the board of directors of TPT have been amended, modified or rescinded.

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(b)          The Required TPT Stockholder Vote is the only vote of the holders of any class or series of TPT’s capital stock necessary to approve the issuance of the TPT Common Stock in the Merger and the filing of the TPT Charter Amendment. No vote by the TPT stockholders is required to adopt this Agreement or to approve the Merger.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF RAPTOR.

Raptor represents and warrants to TPT and Merger Sub as follows except as set forth in the Raptor Disclosure Schedule:

3.1	Organization and Good Standing.

(a)          Raptor and each of its Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation, with full corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Raptor or any of its Subsidiaries is party or by which Raptor or any of its Subsidiaries or any of their respective assets are bound. Raptor and each of its Subsidiaries are duly qualified to do business as foreign corporations and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, result in a Raptor Material Adverse Effect.

(b)          Part 3.1(b) of the Raptor Disclosure Schedule lists all Raptor Corporations and indicates as to each the type of Entity, its jurisdiction of organization and, except in the case of Raptor, its stockholders or other equity holders. Part 3.1(b) of the Raptor Disclosure Schedule lists, and Raptor has delivered to TPT copies of, the Organizational Documents of each of the Raptor Subsidiaries, as currently in effect.

3.2	Authority; No Conflict.

(a)          Raptor has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions, subject to obtaining the Required Raptor Stockholder Vote and the filing of and acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware. The execution and delivery of this Agreement by Raptor and the consummation by Raptor of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Raptor are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding shares of Raptor Common Stock (the “Required Raptor Stockholder Vote”) and the filing of appropriate merger documents as required by the DGCL). The board of directors of Raptor has unanimously approved this Agreement, declared it to be advisable and subject to

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Section 4.8(c) resolved to recommend to the stockholders of Raptor that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by Raptor and constitutes the legal, valid and binding obligation of Raptor, enforceable against Raptor in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Except as set forth in Part 3.2 of the Raptor Disclosure Schedule and subject to obtaining the Required Raptor Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Raptor or any of its Subsidiaries, or (B) any resolution adopted by the board of directors or the stockholders of Raptor or any of its Subsidiaries; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Raptor or any of its Subsidiaries, or any of the assets owned or used by Raptor or any of its Subsidiaries, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Raptor or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Raptor or any of its Subsidiaries; (iv) cause Raptor or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by Raptor or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body; (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or create or give rise to any rights to or in any third Person to any payment of royalties or license fees, any rights to data or return of data or records, or to a right to terminate or amend any Contract to which Raptor or any of its Subsidiaries is party or by which Raptor or any of its Subsidiaries or any of their respective assets are bound, including, without limitation, any license agreement, distribution agreement, development agreement, clinical trial agreement or other Contract affecting the rights of Raptor or any of its Subsidiaries or its respective Affiliates or any of any Raptor’s or any of its Subsidiaries’ products, whether to use, manufacture, develop, distribute, or market any of such products currently in clinical trial, development or otherwise; (vii) require a Consent from any Person, including, without limitation, any licensor of any product being developed by Raptor or any of its Subsidiaries or any of its respective Affiliates, or which is the subject of any clinical trial or other investigational or developmental or clinical trial program by Raptor or any of its Subsidiaries or any of its respective Affiliates; or (viii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Raptor or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Raptor from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a Raptor Material Adverse Effect.

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(c)          The execution and delivery of this Agreement by Raptor does not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Raptor will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the filing of appropriate merger documents as required by the DGCL and (C) applicable requirements of FINRA and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Raptor from performing its obligations under this Agreement in any material respect, and could not reasonably be expected to, individually or in the aggregate, result in a Raptor Material Adverse Effect.

3.3	Capitalization.

(a)          The authorized capital stock of Raptor consists of 100,000,000 shares of Raptor Common Stock and 10,000,000 shares of Raptor Preferred Stock. As of the date hereof, (i) 69,145,047 shares of Raptor Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 4,243,227 shares of Raptor Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Raptor’s Stock Option Plan (“Raptor Stock Options”), (iii) 4,543,276 shares of Raptor Common Stock are reserved for issuance upon the exercise of outstanding Warrants of Raptor (the “Raptor Warrants”), (iv) zero shares of Raptor Common Stock are held in the treasury of Raptor, (vii) 1,742,273 shares of Raptor Common Stock are reserved for issuance pursuant to Raptor Stock Options not yet granted, and (viii) 1,000,000 shares of Raptor Preferred Stock (designated Series A Junior Participating Preferred Stock, par value $0.001 per share) are reserved for issuance upon exercise of the Rights issued pursuant to the Stockholder Rights Agreement dated December 5, 2008 between Raptor and Nevada Agency & Trust Company, as Rights Agent (the “Raptor Rights Agreement”). No shares of Raptor Preferred Stock are outstanding. There are not any bonds, debentures, notes or other indebtedness or, except as described in the immediately preceding sentence, securities of Raptor having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Raptor may vote. Except as set forth in the second sentence of this Section 3.3, as of the date hereof, no shares of capital stock or other voting securities of Raptor are issued, reserved for issuance or outstanding.

(b)          Except as set forth in this Section 3.3 or in Part 3.3 of the Raptor Disclosure Schedule, there are no Options relating to the issued or unissued capital stock of Raptor or any of its Subsidiaries, or obligating Raptor or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Raptor or any of its Subsidiaries. None of the outstanding equity securities or other securities of Raptor or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement. Since January 1, 2009, Raptor has not issued any shares of its capital stock or Options in respect thereof, except upon the conversion of the securities or the exercise or settlement, as applicable, of the Raptor Stock Options and the Raptor Warrants.

(c)          All shares of Raptor Common Stock subject to issuance on or before the Closing as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid

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and nonassessable. None of Raptor or any of its Subsidiaries has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Raptor Common Stock or any capital stock of any of Raptor’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of Raptor’s Subsidiaries or any other Person. Each outstanding share of capital stock of each of Raptor’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Raptor Corporations is free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the Raptor Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Raptor Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Raptor) or any direct or indirect equity or ownership interest in any other business. None of the Raptor Corporations is or has ever been a general partner of any general or limited partnership.

3.4	SEC Reports.

(a)          Except as set forth on Part 3.4-1 of the Raptor Disclosure Schedule, Raptor has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since August 31, 2007 (such documents, as supplemented or amended since the time of filing, the “Raptor SEC Reports”). The Raptor SEC Reports (i) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent then applicable, SOX, including in each case, the rules and regulations thereunder and (ii) except to the extent that information contained in any Raptor SEC Reports has been revised, modified or superseded (prior to the date of this Agreement) by a later filed Raptor SEC Report, did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Raptor is or has been required to file any form, report, registration statement or other document with the SEC. Raptor and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; and such controls and procedures are designed to ensure that all material information concerning Raptor and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Raptor’s filings with the SEC and other public disclosure documents. Except as set forth on Part 3.4-2 of the Raptor Disclosure Schedule, to Raptor’s Knowledge, each director and executive officer of Raptor has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since August 31, 2007. As used in this Section 3.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. With respect to Raptor’s Annual Reports on Form 10-K for each fiscal year of Raptor beginning on or after August 31, 2007 and Raptor’s Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of such fiscal years of Raptor, all certifications and statements with respect thereto and required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, and the rules and regulations of the SEC promulgated thereunder, complied with such rules and regulations and the statements contained in such certifications statements were true and correct as of the date of the filing thereof.

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(b)          Since August 31, 2007, neither Raptor nor any of its Subsidiaries or, to Raptor’s Knowledge, any Representative of Raptor or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Raptor or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Raptor or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(c)          Raptor and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Part 3.4(c) of the Raptor Disclosure Schedule, since August 31, 2007, (A) there have not been any changes in Raptor’s nor any of its Subsidiaries’ internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, Raptor’s or any of its Subsidiaries’ internal control over financial reporting; (B) all significant deficiencies and material weaknesses in the design or operation of Raptor’s and its Subsidiaries’ internal control over financial reporting which are reasonably likely to adversely affect Raptor’s and its Subsidiaries’ ability to record, process, summarize and report financial information have been disclosed to Raptor’s outside auditors and the audit committee of Raptor’s board of directors, and (C) there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in Raptor’s or any of its Subsidiaries’ internal control over financial reporting. Part 3.4(c) of the Raptor Disclosure Schedule lists, and Raptor has made available to TPT copies of, all reports and other documents concerning internal control filed with the SEC or delivered to Raptor by its auditors since August 31, 2007.

3.5	Financial Statements.

(a)          The financial statements and notes contained or incorporated by reference in the Raptor SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC (including Regulation S-X) as of the date of the filing of such reports; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q (or Form 10-QSB) of the SEC, and except that the unaudited financial statements may not contain footnotes to the extent permitted by Regulation S-X and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present in all material respects the consolidated financial position of Raptor and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of Raptor and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements. The financial

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statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Raptor and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of Raptor.

(b)          Part 3.5(b) of the Raptor Disclosure Schedule lists, and Raptor has delivered to TPT copies of, the documents creating or governing, all of Raptor’s Off-Balance Sheet Arrangements.

(c)          Part 3.5(c) of the Raptor Disclosure Schedule contains a description of all non-audit services performed by Raptor’s auditors for the Raptor Corporations since the beginning of the immediately preceding fiscal year of Raptor and the fees paid for such services. All such non-audit services have been approved as required by Section 202 of SOX.

3.6	Proprietary Rights.

(a)          Registered IP. Part 3.6(a) of the Raptor Disclosure Schedule contains a complete and accurate list of all Registered IP owned or purported to be owned by or filed in the name of any Raptor Corporation, which list identifies (i) the jurisdiction in which each item of Registered IP has been registered or filed, and (ii) any item of Registered IP that is jointly owned with any other Person.

(b)          Third Party IP and Inbound Licenses. Part 3.6(b) of the Raptor Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Intellectual Property licensed to any Raptor Corporation (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, any Raptor Corporation’(s) products or services and that is generally available on standard terms for less than $10,000), and the corresponding Contracts in which such Intellectual Property Rights or Intellectual Property is licensed to any Raptor Corporation (all of which are deemed to be Raptor Material Contracts for purposes of Section 3.12).

(c)          Outbound Licenses. Part 3.6(c) of the Raptor Disclosure Schedule contains a complete and accurate list of all Contracts currently in effect in which any Person has been granted any license under, or otherwise transferred or conveyed any right or interest in, any Raptor IP. No Raptor Corporation is bound by, and no Raptor IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Raptor Corporation to use, exploit, assert, or enforce the Raptor IP anywhere in the world which limitations or restrictions would reasonably be expected to have a Raptor Material Adverse Effect.

(d)          Demand Letters. Part 3.6(d) of the Raptor Disclosure Schedule contains a complete and accurate list (and Raptor has provided true, complete and accurate copies to TPT) of all letters and other written or electronic communications or correspondence since August 31, 2007 between any Raptor Corporation or any of their respective Representatives and any other Person regarding any actual, alleged, possible, potential, or suspected infringement or

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misappropriation of Raptor IP, along with a brief description of the current status of each such matter.

(e)          Ownership Free and Clear. The Raptor Corporations exclusively own all right, title, and interest to and in the Raptor IP (other than Intellectual Property Rights exclusively licensed to any Raptor Corporation, as identified in Part 3.6(b) of the Raptor Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the license agreements listed in Part 3.6(c) of the Raptor Disclosure Schedule).

(f)           Valid and Enforceable. To Raptor’s Knowledge all Raptor IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing, no Legal Proceeding (including any interference, opposition, reissue, or reexamination proceeding) is pending or, to Raptor’s Knowledge, threatened, and since August 31, 2007 there has been no Legal Proceeding, in which the scope, validity, or enforceability of any Raptor IP is being, has been, or could reasonably be expected to be contested or challenged.

(g)          Employees and Contractors. All employees and contractors of any Raptor Corporation who were involved in the creation or development of the Raptor IP have signed agreements containing intellectual property assignments and confidentiality provisions. No past or present shareholder, officer, director, or employee of any Raptor Corporation has any claim, right, or interest to or in any Raptor IP.

(h)          Infringement of Raptor IP by Third Parties. To Raptor’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Raptor IP.

(i)           Effects of This Transaction. Neither the execution or delivery of this Agreement nor the performance of this Agreement and the consummation of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance or restriction on, any Raptor IP or any license to Intellectual Property or Intellectual Property Rights held by any Raptor Corporation; (ii) a breach of any license agreement listed or required to be listed in Part 3.6(b) of the Raptor Disclosure Schedule; (iii) the release or delivery of any Raptor IP to any other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Raptor IP.

(j)           No Infringement of Third Party IP Rights. To Raptor’s Knowledge no Raptor Corporation has ever infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Raptor Material Adverse Effect. Without limiting the generality of the foregoing, to Raptor’s Knowledge no product, information, or service ever manufactured, produced, distributed, published, used, provided, or sold by or on behalf of any Raptor Corporation, and no Intellectual Property ever owned, used, or developed by any Raptor Corporation, has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person, which infringement or misappropriation would reasonably be expected to have a Raptor Material Adverse Effect.

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(k)          Pending, Threatened, or Possible IP Infringement Claims. There are no pending or to Raptor’s Knowledge threatened infringement, misappropriation, or similar claims or Legal Proceedings against any Raptor Corporation or against any other Person who would be entitled to indemnification by any Raptor Corporation for such claim or Legal Proceeding. No Raptor Corporation has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential, or suspected infringement or misappropriation of any other Person’s Intellectual Property Rights by any Raptor Corporation or by any product or service developed, manufactured, distributed, provided, or sold by or on behalf of any Raptor Corporation.

(l)           Other Infringement Liability. No Raptor Corporation is bound by any Contract, or any commitment or promise, to indemnify any other Person for intellectual property infringement, misappropriation, or similar claims (other than the express infringement indemnities included in standard form sales or license agreements entered into by any Raptor Corporation in the ordinary course of business). No Raptor Corporation has assumed from any other Person any existing or potential liability for infringement, misappropriation, or violation of Intellectual Property Rights.

(m)         Infringement Claims Relating to Third Party IP Licensed to Raptor. To Raptor’s Knowledge there are no pending or threatened claims or proceedings involving Intellectual Property or Intellectual Property Rights licensed to any Raptor Corporation that could reasonably be expected to adversely affect the use or exploitation thereof by any Raptor Corporation or the manufacturing, distribution, or sale of any products or services currently being developed, offered, manufactured, distributed, or sold by any Raptor Corporation.

(n)          Sufficiency. To Raptor’s Knowledge, each Raptor Corporation owns or otherwise has all Intellectual Property Rights needed to conduct their respective businesses as currently conducted or planned to be conducted.

3.7          No Undisclosed Liabilities. Except as set forth in Part 3.7 of the Raptor Disclosure Schedule, the Raptor Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Raptor Balance Sheet, or (b) current liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Raptor Balance Sheet that, individually or in the aggregate, would not have a Raptor Material Adverse Effect.

3.8	Taxes.

(a)          Timely Filing of Tax Returns. The Raptor Corporations have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the Raptor Corporations were (and, as to Tax Returns not filed as of the date hereof, will be) in all respects true, complete and correct and filed on a timely basis.

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(b)          Payment of Taxes. The Raptor Corporations have, within the time and in the manner prescribed by law, paid (and until Closing will pay within the time and in the manner prescribed by law) all Taxes that are due and payable.

(c)          Withholding Taxes. Each of the Raptor Corporations have complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including, but not limited to, withholding and reporting requirements under the Code or Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code, and similar provisions under any other laws) and have, within the times and in the manner prescribed by law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required.

(d)          Qualification as a Reorganization. None of the Raptor Corporations has taken any action, nor to Raptor’s Knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(e)          Section 355 Representation. None of the Raptor Corporations has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

3.9	Compliance with Legal Requirements; Governmental Authorizations.

(a)          The Raptor Corporations are, and at all times since August 31, 2007 have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets, including, without limitation, any regulation issued under any such Legal Requirement; no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) may constitute or result in a material violation by any of the Raptor Corporations of, or a substantial failure on the part of any of the Raptor Corporations to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of any of the Raptor Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature; and none of the Raptor Corporations has received, at any time since August 31, 2007, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, (y) any actual, alleged, possible, or potential obligation on the part of any of the Raptor Corporations to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, or (z) any investigation with respect to any such Legal Requirement, including Legal Requirements of the FDA, the EMEA and other comparable Governmental Bodies.

(b)          The Raptor Corporations have all material Governmental Authorizations required to conduct their respective businesses as now being conducted. Such Governmental Authorizations are valid and in full force and effect, and the Raptor Corporations and Persons

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acting in concert with and on behalf of the Raptor Corporations are in compliance in all material respects with all such Governmental Authorizations. Raptor has provided to TPT a true, accurate and complete copy of all such material Governmental Authorizations from the FDA and the EMEA.

(c)          The Raptor Corporations and, to Raptor’s Knowledge, Persons acting in concert with and on behalf of any Raptor Corporation:

(i)           have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules or regulations; and

(ii)          have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7, 21 C.F.R. Section 312.70, or any similar laws, rules regulations.

(d)          None of the Raptor Corporations, and (to the Knowledge of Raptor) no Representative of any Raptor Corporation with respect to any matter relating to any of the Raptor Corporations, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

(e)          None of the Raptor Corporations, or, to Raptor’s Knowledge, Persons acting in concert with or, to Raptor’s Knowledge, on behalf of any Raptor Corporation, or any officers, employees or agents of the same has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of any Raptor Corporation made an untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the EMEA or any other Governmental Body to invoke any similar policy.

3.10	Legal Proceedings.

(a)          Except as set forth in Part 3.10 of the Raptor Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Raptor Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Raptor Corporations, except for such Legal Proceedings as could not reasonably be expected to, individually or in the aggregate, result in a Raptor Material Adverse Effect, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or

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officer of any of the Raptor Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b)          To Raptor’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.11       Absence of Certain Changes and Events. Except as set forth in Part 3.11 of the Raptor Disclosure Schedule or as otherwise expressly contemplated by this Agreement, since the date of the Raptor Balance Sheet, the Raptor Corporations have conducted their businesses only in the ordinary course of business, consistent with past practices and there has not been any Raptor Material Adverse Effect, and no event has occurred or circumstance exists that may result in a Raptor Material Adverse Effect, any action or event of the type described in Section 4.3 or:

(a)          any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Raptor Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Raptor Material Adverse Effect;

(b)          except in the ordinary course of business and consistent with past practice, any action by any Raptor Corporation to (i) enter into or suffer any of the assets owned or used by it to become bound by any Raptor Material Contract, or (ii) amend or terminate, or waive any material right or remedy under any Raptor Material Contract; or

(c)          any agreement or commitment to take any of the actions referred to in clause (b) above.

3.12	Contracts; No Defaults.

(a)          Each Raptor Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          Except as set forth in Part 3.12(b) of the Raptor Disclosure Schedule: (i) none of the Raptor Corporations has violated or breached, or committed any default under, any Raptor Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Raptor Material Adverse Effect; and, to the Raptor’s Knowledge, no other Person has violated or breached, or committed any default under, any Raptor Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Raptor Material Adverse Effect; (ii) to the Raptor’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Raptor Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Raptor Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Raptor Material Contract, or (D) give any Person the right to cancel, terminate or modify any Raptor Material Contract,

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except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Raptor Material Adverse Effect; and (iii) since August 31, 2007, none of the Raptor Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Raptor Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Raptor Material Adverse Effect.

3.13	Raptor Action.

(a)          The board of directors of Raptor (at a meeting duly called and held in accordance with the Raptor’s articles of incorporation and bylaws) has unanimously (i) determined that this Agreement and the Merger are advisable, fair, and in the best interests of Raptor and its stockholders, (ii) duly and validly approved, adopted and declared advisable the Merger and this Agreement, (iii) recommended the approval by the stockholders of Raptor of the Merger and this Agreement and, subject to the provisions of Section 4.8(c) after the date hereof, none of the aforementioned actions of the board of directors of Raptor have been amended, modified or rescinded.

(b)          The Required Raptor Stockholder Vote is the only vote of the holders of any class or series of Raptor’s capital stock necessary to approve the Merger and this Agreement.

3.14       Rights Plan. Raptor has amended the Raptor Rights Agreement and taken all other action necessary or appropriate so that the execution and delivery of this Agreement by the Parties hereto, and the consummation by TPT of the Merger and the Contemplated Transactions, do not and will not cause TPT or any of its stockholders, Subsidiaries or Affiliates to be within the definition of “Acquiring Person” under the Raptor Rights Agreement.

3.15       Disclosure. None of the information supplied or to be supplied by or on behalf of Raptor for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Raptor for inclusion or incorporation by reference in the Prospectus/Joint Proxy Statement will, at the time the Prospectus/Joint Proxy Statement is mailed to the stockholders of Raptor or at the time of the Raptor Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

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SECTION 4

CERTAIN PRE-CLOSING COVENANTS

4.1          Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), subject to (a) applicable Antitrust Laws and regulations relating to the exchange of information, (b) applicable Legal Requirements protecting the privacy of employees and personnel files, (c) applicable undertakings given by each Party to others requiring confidential treatment of documents, and (d) appropriate limitations on the disclosure of other information to maintain attorney-client privilege, each Party shall, and shall cause its Representatives, (i) to provide the other Party and the other Party’s Representatives with full access to the such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries and (ii) cause its officers to confer regularly with the other Party concerning the status of its business, in each case as the Party may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, each Party shall promptly provide the other Party with, or afford the other Party the right to make, copies of (A) all material operating and financial reports prepared by such Party and its Subsidiaries for such Party’s senior management, including copies of the unaudited monthly consolidated financial statements; (B) any written materials or communications sent by or on behalf of such Party to its stockholders; (C) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Contemplated Transactions; and (D) any material notice of alleged violations or legal non-compliance received by such Party or any of its Subsidiaries from any Governmental Body.

4.2	Operation of TPT’s Business.

(a)          During the Pre-Closing Period (except with the prior written Consent of Raptor) TPT shall:

(i)           ensure that each of the TPT Corporations complies with all applicable Legal Requirements and all TPT Material Contracts (which for the purpose of this Section 4.2 shall include any Contract that would be a TPT Material Contract if existing on the date of this Agreement); and

(ii)          keep in full force all insurance policies referred to in Section 2.17 or listed on Part 2.17 of the TPT Disclosure Schedule.

(b)          During the Pre-Closing Period (except with the prior written Consent of Raptor or as otherwise expressly contemplated by this Agreement or as part of the Contemplated Transactions), TPT shall not, and shall not permit any of the other TPT Corporations to:

(i)           (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of TPT to TPT, (B) split, combine or reclassify any of its capital stock or other equity or voting

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interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of any TPT Corporation or any options, warrants, calls or rights to acquire any such shares or other securities (including any TPT Stock Options, TPT Warrants or TPT Restricted Stock Units except pursuant to forfeiture conditions of such restricted stock) or (D) take any action that would result in any change of any term (including any conversion price thereof) of any debt security of any TPT Corporation;

(ii)          issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the TPT Common Stock or the value of TPT or any part thereof, other than the issuance of shares of TPT Common Stock upon the exercise of TPT Stock Options, TPT Warrants or the settlement of TPT Restricted Stock Units in accordance with their present terms;

(iii)         amend or propose to amend any of its Organizational Documents or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(iv)         acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other Entity or division thereof;

(v)          acquire any material assets or a license therefor other than in the ordinary course of business consistent with past practices or incur any capital expenditures, or any obligations or liabilities in connection therewith, except pursuant to existing Contracts or that, in the aggregate, would not exceed $25,000 during any fiscal quarter;

(vi)         enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee);

(vii)       sell, grant a license in, mortgage or otherwise encumber or subject to any Encumbrance or otherwise dispose of any of its material properties or assets;

(viii)      repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any TPT Corporation, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(ix)         make any loans, advances or capital contributions to, or investments in, any other Person, other than TPT or any direct or indirect wholly owned Subsidiary of TPT and except for customary travel advances to employees;

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(x)          (A) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other Contemplated Transaction or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise, provided that this shall not include the payment, discharge, settlement or satisfaction as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of TPT included in the TPT SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practices; it being understood and agreed that this proviso shall not include any settlement or discharge of any Legal Proceeding, including, without limitation, any of the Lawsuits), (B) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practices or (C) commence any Legal Proceeding, other than to enforce the provisions of this Agreement;

(xi)         enter into any material Contract (A) except in the ordinary course of business consistent with past practices, (B) if consummation of the Contemplated Transactions or compliance by TPT with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Encumbrance in or upon any of the properties or assets of any TPT Corporation or Raptor or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract; (C) containing any restriction on the ability of any TPT Corporation to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to any other TPT Corporation or any Subsidiary of Raptor in connection with or following the consummation of the Merger and the other Contemplated Transactions; or (D) of the type described in Section 2.16(a);

(xii)       change or terminate any Contract to which any TPT Corporation is a party, or waive, release or assign any rights or claims thereunder, in each case in a manner materially adverse to the TPT Corporations, taken as a whole;

(xiii)      adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any TPT Corporation;

(xiv)      hire any new employee or promote any employee or engage any independent contractor;

(xv)       increase in any manner the compensation or benefits of any employee, officer, director or independent contractor of any TPT Corporation;

(xvi)      except as required to comply with applicable Legal Requirements or any Contract or Benefit Plan in effect on the date of this Agreement, (A) pay to any employee, officer, director or independent contractor of any TPT Corporation any benefit not provided for under any Contract or Benefit Plan in effect on the date of this Agreement, (B) grant any awards

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under any Benefit Plan (including the grant of TPT Stock Options, TPT Warrants, TPT Restricted Stock Units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract or Benefit Plan or awards made thereunder), (C) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Benefit Plan, (D) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Benefit Plan, (E) adopt, enter into or amend any Benefit Plan or (F) make any material determination under any Benefit Plan;

(xvii)     (A) fail to accrue a reserve in its books and records and financial statements in accordance with past practice for Taxes payable by the TPT Corporations, (B) settle or compromise any Legal Proceeding relating to any material Tax or (C) revoke any material Tax election;

(xviii)    except as required by GAAP or applicable Legal Requirements, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xix)      take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of TPT or any other TPT Corporation set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect, provided that those Persons disclosed in Part 4.2(b)(xix) of the TPT Disclosure Schedule shall be permitted to take those actions specifically set forth in Part 4.2(b)(xix) of the TPT Disclosure Schedule.

(xx)        take any action, other than abandoning TPT’s Special Meeting, with respect to the dissolution, liquidation or winding up of any TPT Corporation; or

(xxi)      authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)          During the Pre-Closing Period, TPT shall promptly notify Raptor in writing of:

(i)           the discovery by TPT of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by TPT or any other TPT Corporation in this Agreement;

(ii)          any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by TPT in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii)         any material breach of any covenant of TPT or any other TPT Corporation;

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(iv)         any material Legal Proceeding pending against or with respect to any TPT Corporation in respect of any Tax matter;

(v)          any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely or that has had or could reasonably be expected to have a TPT Material Adverse Effect; and

(vi)         (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the TPT Corporations or the Contemplated Transactions and any material development in any Legal Proceeding.

No notification given to Raptor pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of TPT contained in this Agreement.

4.3	Operation of Raptor’s Business.

(a)          During the Pre-Closing Period (except with the prior written Consent of TPT) Raptor shall ensure that each Raptor Corporation (A) conducts its business and operations in the ordinary course of business consistent with past practices, except as contemplated in the proviso of the definition of “Acquisition Proposal,” and (B) complies with all applicable Legal Requirements and all Raptor Material Contracts (which for the purpose of this Section 4.3 shall include any Contract that would be a Raptor Material Contract if existing on the date of this Agreement).

(b)          During the Pre-Closing Period (except with the prior written Consent of TPT or as otherwise expressly contemplated by this Agreement or as part of the Contemplated Transactions), Raptor shall not, and shall not permit any of the other Raptor Corporations to:

(i)           except in connection with the operation of its business as described in Section 4.3(a) and except as contemplated in the proviso of the definition of “Acquisition Proposal,” take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (A) any representation and warranty of Raptor or any other Raptor Corporation set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect; or

(ii)          authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)          During the Pre-Closing Period, Raptor shall promptly notify TPT in writing of:

(i)           the discovery by Raptor of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or

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constitutes a material inaccuracy in any representation or warranty made by Raptor in this Agreement;

(ii)          any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Raptor in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance;

(iii)         any material breach of any covenant of Raptor or any of its Subsidiaries;

(iv)         any material Legal Proceeding pending against or with respect to Raptor or any of its Subsidiaries in respect of any Tax matter;

(v)          any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 5 or Section 6 impossible or unlikely or that has had or could reasonably be expected to have a Raptor Material Adverse Effect; and

(vi)         (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Raptor Corporations or the Contemplated Transactions and any material development in any Legal Proceeding.

No notification given to TPT pursuant to this Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Raptor contained in this Agreement.

4.4          No Control of the TPT Corporations’ Business. Nothing contained in this Agreement shall give Raptor, directly or indirectly, the right to control or direct the operations of the TPT Corporations prior to the Effective Time.

4.5	No Solicitation.

(a)          Neither Party shall directly nor indirectly, and shall not authorize or permit any of its Subsidiaries or any Representative of any of such Party or its Subsidiaries directly or indirectly to, (i) solicit, initiate, encourage, induce or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding such Party or any of its Subsidiaries to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the TPT stockholders having voted their shares of TPT Common Stock in favor of the proposals set forth in the Required TPT Stockholder Vote and prior to the Raptor stockholders having voted their

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shares of Raptor Common Stock in favor of the proposals set forth in the Required Raptor Stockholder Vote, respectively, this Section 4.5(a) shall not prohibit either Party from furnishing nonpublic information regarding such Party or its Subsidiaries to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal or a bona fide, unsolicited written Acquisition Proposal made or received after the date of this Agreement that is reasonably likely to result in a Superior Proposal that is submitted to such Party by such Person (and not withdrawn) if (A) neither such Party nor any Representative of any of such Party or its Subsidiaries shall have violated any of the restrictions set forth in this Section 4.5, (B) the board of directors of such Party concludes in good faith, after having taken into account the advice of its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the board of directors under applicable law, (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, and such Party receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of such Party and containing “standstill” provisions no less favorable to such Party than the “standstill” provisions contained in the Confidentiality Agreement, if applicable, and (D) at least two Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of such Party or its Subsidiaries, whether or not such Representative is purporting to act on behalf of such Party or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 4.5(a) by such Party.

(b)          Each Party shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise the other Party orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to such Party or any of its Subsidiaries (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Each Party shall keep the other Party fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)          Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal as of the date of this Agreement.

(d)          Each Party agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which such Party or any of its Subsidiaries is a party, and will use its commercially

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reasonable efforts to enforce or cause to be enforced each such agreement at the request of the other Party. Each Party also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of such Party or any of its Subsidiaries.

4.6	Registration Statement; Prospectus/Joint Proxy Statement.

(a)          As promptly as practicable after the date of this Agreement, Raptor and TPT shall prepare and cause to be filed with the SEC the Prospectus/Joint Proxy Statement and TPT shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Joint Proxy Statement will be included as a prospectus, with respect to the issuance of TPT Common Stock in the Merger. Each of Raptor and TPT shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form S-4 Registration Statement and Prospectus/Joint Proxy Statement. Each of Raptor and TPT shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of TPT and Raptor will use commercially reasonable efforts to cause the Prospectus/Joint Proxy Statement to be mailed to its respective stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. All documents that either Raptor or TPT is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.6(a). Each of Raptor and TPT shall also promptly file, use commercially reasonable efforts to cause to become effective as promptly as possible any amendment to the Form S-4 Registration Statement or Prospectus/Joint Proxy Statement that becomes necessary after the date the S-4 Registration Statement is declared effective and, if required, each of TPT and Raptor will promptly cause such amendment to be mailed to its respective stockholders.

(b)          If at any time prior to the Effective Time either party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form S-4 Registration Statement or Prospectus/Joint Proxy Statement, it shall promptly inform the other party.

(c)          Each of Raptor and TPT will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Prospectus/Joint Proxy Statement or Form S-4 Registration Statement or comments thereon or responses thereto, and shall provide each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Prospectus/Joint Proxy

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Statement, the Form S-4 Registration Statement or the Merger and (ii) all Orders of the SEC relating to the Form S-4 Registration Statement.

4.7	TPT Stockholders’ Meeting.

(a)          TPT shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of TPT Common Stock to vote on the issuance of TPT Common Stock in the Merger and the filing of the TPT Charter Amendment and the election of the persons identified on Part 4.17 of the TPT Disclosure Schedule to the TPT board of directors immediately after the Effective Time (the “TPT Stockholders’ Meeting”), and shall submit such proposal to such holders at the TPT Stockholders’ Meeting. TPT (in consultation with Raptor) shall set a record date for persons entitled to notice of, and to vote at, the TPT Stockholders’ Meeting. The TPT Stockholders’ Meeting shall be held (on a date selected by TPT in consultation with Raptor) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. TPT shall ensure that all proxies solicited in connection with the TPT Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Without limiting the generality of the foregoing, TPT’s obligations pursuant to the first sentence of this Section 4.7(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to TPT of any Acquisition Proposal, or (ii) any withdrawal or modification of the TPT Board Recommendation in accordance with Section 4.7(c).

(b)          Subject to Section 4.7(c): (i) the Prospectus/Joint Proxy Statement shall include a statement to the effect that the board of directors of TPT unanimously recommends that TPT’s stockholders vote to approve the issuance of TPT Common Stock in the Merger and the filing of the TPT Charter Amendment and the election of the persons identified on Part 4.17 of the TPT Disclosure Schedule to the TPT board of directors immediately after the Effective Time at the TPT Stockholders’ Meeting (such unanimous recommendation of TPT’s board of directors being referred to as the “TPT Board Recommendation”); and (ii) the TPT Board Recommendation shall not be withdrawn or modified in a manner adverse to Raptor, and no resolution by the board of directors of TPT or any committee thereof to withdraw or modify the TPT Board Recommendation in a manner adverse to Raptor shall be adopted or proposed.

(c)          Notwithstanding anything to the contrary contained in Section 4.7(b), at any time prior to the adoption of this Agreement by the Required TPT Stockholder Vote, the TPT Board Recommendation may be withdrawn or modified in a manner adverse to Raptor if: (i) an Acquisition Proposal is made to TPT and is not withdrawn; (ii) TPT provides Raptor with at least three Business Days prior notice of any meeting of TPT’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) TPT’s board of directors determines in good faith that such Acquisition Proposal constitutes a Superior Proposal; (iv) TPT’s board of directors determines in good faith, after having taken into account such matters as it deems relevant following consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure to withdraw or modify the TPT Board Recommendation is reasonably likely to result in a breach of TPT’s board of directors’ fiduciary obligations under applicable Legal Requirements; and (v) neither TPT nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.5.

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4.8	Raptor Stockholders’ Meeting.

(A)          Raptor shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Raptor Common Stock to vote on the adoption of this Agreement (the “Raptor Stockholders’ Meeting”). The Raptor Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Raptor shall ensure that all proxies solicited in connection with the Raptor Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Without limiting the generality of the foregoing, Raptor’s obligations pursuant to the first sentence of this Section 4.8(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Raptor of any Acquisition Proposal, or (ii) any withdrawal or modification of the Raptor Board Recommendation in accordance with Section 4.8(c).

(B)          Subject to Section 4.8(c): (i) the Prospectus/Joint Proxy Statement shall include a statement to the effect that the board of directors of Raptor unanimously recommends that Raptor’s stockholders vote to adopt this Agreement at the Raptor Stockholders’ Meeting (such unanimous recommendation of Raptor’s board of directors being referred to as the “Raptor Board Recommendation”); and (ii) the Raptor Board Recommendation shall not be withdrawn or modified in a manner adverse to TPT, and no resolution by the board of directors of Raptor or any committee thereof to withdraw or modify the Raptor Board Recommendation in a manner adverse to TPT shall be adopted or proposed.

(C)          Notwithstanding anything to the contrary contained in Section 4.8(b), at any time prior to the adoption of this Agreement by the Required Raptor Stockholder Vote, the Raptor Board Recommendation may be withdrawn or modified in a manner adverse to TPT if: (i) an Acquisition Proposal is made to Raptor and is not withdrawn; (ii) Raptor provides TPT with at least three Business Days prior notice of any meeting of Raptor’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Proposal; (iii) Raptor’s board of directors determines in good faith that such Acquisition Proposal constitutes a Superior Proposal; (iv) Raptor’s board of directors determines in good faith, after having taken into account such matters as it deems relevant following consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure to withdraw or modify the Raptor Board Recommendation is reasonably likely to result in a breach of Raptor’s board of directors’ fiduciary obligations under applicable Legal Requirements; and (v) neither Raptor nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.5.

4.9	Regulatory Approvals.

(a)          Subject to Section 4.9(c), Raptor and TPT shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 4.9(c), Raptor and TPT (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions, and shall submit promptly any additional information requested in connection with such filings and notices, (ii) shall use commercially

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reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use commercially reasonable efforts to oppose or to lift, as the case may be, any restraint, injunction or other legal bar to the Merger. Each Party shall promptly deliver to the other Party a true, complete and accurate copy of each such filing made, each such notice given and each such Consent obtained by such Party during the Pre-Closing Period.

(b)          TPT and Raptor shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with antitrust or related matters. Each of TPT and Raptor shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (ii) keep the other Party informed as to the status of any such Legal Proceeding or threat, and (iii) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, TPT and Raptor will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of TPT and Raptor will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(c)          Notwithstanding anything to the contrary contained in this Agreement, Raptor shall not have any obligation either before or after the Closing under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the TPT Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the TPT Corporations to discontinue offering any product or service; (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the TPT Corporations; or (iv) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property.

(d)          Notwithstanding anything to the contrary contained in this Agreement, TPT shall not have any obligation either before or after the Closing under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause any of the Raptor Corporations to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Raptor Corporations to discontinue offering any product or service; (iii) to make or cause any of its Subsidiaries to make any

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commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Raptor Corporations; or (iv) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property.

4.10       Disclosure. Raptor and TPT shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) the other Party shall have approved such disclosure or (b) such Party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

4.11       Tax Matters. Raptor and TPT shall use commercially reasonable efforts prior to Closing to cause the Merger to qualify as a reorganization under Section 368(a) of the Code. Raptor and TPT shall use their respective commercially reasonable efforts to cause Paul, Hastings, Janofsky & Walker LLP, counsel to Raptor, and Cooley Godward Kronish LLP, counsel to TPT, to deliver (i) at or prior to the filing of the Form S-4 Registration Statement, tax opinions satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act; and (ii) the tax opinions referred to in Sections 5.11 and 6.10, respectively, and, in each case, shall each execute and deliver to such counsel tax representation letters in customary form.

4.12       Resignation of Officers and Directors. TPT shall use commercially reasonable efforts to obtain and deliver to Raptor prior to the Closing Date (to be effective as of the Effective Time) the resignation of each officer and director of each of the TPT Corporations (in each case, in their capacities as officers and directors, and, where applicable, not as employees).

4.13       Listing. TPT shall promptly (i) to the extent required by the rules and regulations of the NASDAQ, prepare and submit to NASDAQ a notification form on terms and conditions agreed to between the Parties, for the listing of the shares of TPT Common Stock to be issued in the Merger pursuant to this Agreement and use its commercially reasonable efforts to cause such shares to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market or, to the extent agreed by the Parties, the NASDAQ Global Market, and (ii) to the extent required by Nasdaq Marketplace Rule 5110, file an initial listing application on terms and conditions agreed to between the Parties, for the TPT Common Stock on the NASDAQ Capital Market or, to the extent agreed by the Parties, the NASDAQ Global Market (the “Nasdaq Listing Application”) and use its commercially reasonable efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time, including without limitation, seeking the Required TPT Stockholder Vote and committing to NASDAQ to effect a reverse stock split of the TPT Common Stock (the “Reverse Stock Split”), if necessary, with respect to the then-outstanding shares of TPT Common Stock. In addition to the foregoing, prior to the Closing, TPT and Raptor shall jointly (i) cooperate to obtain from NASDAQ an extension of time (the “Listing Extension”) for TPT to regain compliance with Marketplace Rule 5450(b)(1) and (ii) determine the magnitude of the Reverse Stock Split. TPT and Raptor shall

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cooperate to use commercially reasonable efforts to attempt to cause the Nasdaq Listing Application to be approved and the shares of TPT Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Capital Market or, to the extent agreed by both Parties, the NASDAQ Global Market and each Party shall promptly furnish to the other Parties all information concerning the TPT Corporations and Raptor Corporations and their respective stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.13. TPT shall provide Raptor with the opportunity to review and comment on any filings or submissions to be made to NASDAQ prior to their filing or submission and to participate in any proceeding before NASDAQ in connection with any action contemplated by this Section 4.13.

4.14       Rule 16b-3. Raptor, TPT and Merger Sub shall take all such commercially reasonable steps as may be required to cause the transactions contemplated by Section 1 and any other dispositions of equity securities of Raptor (including derivative securities) or acquisitions of equity securities of TPT in connection with the Merger by each individual who (a) is a director or officer of Raptor, or (b) at the Effective Time will become a director or officer of TPT, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.15       Employment; Employee Benefits. Prior to the Effective Time, TPT shall, if requested to do so by Raptor, terminate all of any TPT Corporation’s defined contribution 401(k) plans.

4.16       State Takeover Laws. If any state takeover statute becomes or is deemed to be applicable to TPT, Merger Sub, Raptor, or the Contemplated Transactions, then the boards of directors of TPT and Raptor shall take all actions necessary to render such statutes inapplicable to the foregoing.

4.17       Board of Directors; Officers. TPT shall have taken or caused to be taken all necessary corporate action such that immediately after the Effective Time the board of directors of TPT shall be composed of the persons listed as directors on Part 4.17 of the TPT Disclosure Schedule and the officers of TPT shall be those persons named as such on Part 4.17 of the TPT Disclosure Schedule.

4.18       Charter Amendments. Following the TPT Stockholder’s Meeting and prior to the Effective Time, subject to the approval of the TPT Charter Amendment by the Required TPT Stockholder Vote, TPT shall cause to be filed with the Secretary of State of the State of Delaware the TPT Charter Amendment in accordance with the DGCL.

4.19	Indemnification of Officers and Directors.

(a)          From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of TPT and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of TPT (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or

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investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of TPT, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations; provided, however, that this Section 4.19 shall not apply to any Costs incurred in connection with, arising out of, or pertaining to any of the Lawsuits. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of TPT and the Surviving Corporation, jointly and severally, upon receipt by TPT or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b)          The certificate of incorporation and bylaws of each of TPT and the Surviving Corporation shall contain, and TPT shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of TPT than are presently set forth in the certificate of incorporation and bylaws of TPT, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of TPT.

(c)          Raptor shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by TPT (provided that Raptor may substitute therefor policies of at least $5,000,000 of coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Closing; provided, however, that in no event shall Raptor be required to expend pursuant to this Section 4.19(c) more than an amount equal to $65,000 for such insurance.

(d)          TPT shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 4.19 in connection with their enforcement of their rights provided in this Section 4.19.

(e)          The provisions of this Section 4.19 are intended to be in addition to the rights otherwise available to the current and former officers and directors of TPT by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(f)           In the event TPT or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of TPT or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 4.19.

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(g)          TPT shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 4.19.

SECTION 5

CONDITIONS PRECEDENT

TO OBLIGATIONS OF RAPTOR

The obligations of Raptor to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Raptor, on or before the Closing, of each of the following conditions:

5.1          Accuracy of Representations and Warranties. Each of the representations and warranties of TPT and Merger Sub set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a TPT Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “TPT Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded), (b) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (c) to the extent that any representation and/or warranty shall not be true and correct due to those activities permitted under Section 4.2 and consented to in writing by Raptor. Raptor shall have received a certificate signed on behalf of TPT and Merger Sub by the chief executive officer and chief financial officer of each of TPT and Merger Sub to such effect.

5.2          Performance of Covenants. Each of the covenants and obligations that TPT and Merger Sub is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects and TPT and Merger Sub shall have provided Raptor with a certificate from an executive officer of TPT and Merger Sub to this effect.

5.3          Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC. All necessary permits and authorizations under any Blue Sky Laws, the Securities Act and the Exchange Act relating to the issuance of the TPT Common Stock to be issued in the Merger shall have been obtained and shall be in effect.

5.4          Stockholder Approval. The issuance of the TPT Common Stock in the Merger, the filing of the TPT Charter Amendment and the election of the persons identified on Part 4.17 of the TPT Disclosure Schedule to the TPT board of directors immediately after the Effective Time shall have been duly approved by the Required TPT Stockholder Vote. This Agreement shall have been duly adopted by the Required Raptor Stockholder Vote.

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5.5          Dissenters’ Rights. The stockholders of Raptor holding not more than 10% of the Raptor Common Stock outstanding immediately prior to the Effective Time shall have exercised their statutory dissenters’ rights under Section 262 of the DGCL; provided, however, that such percentage shall not include any shares of Raptor Common Stock which are held by a director or executive officer of Raptor or the 13,128,332 shares of Raptor Common Stock held by Aran Asset Management SA as of the date hereof.

5.6          Listing. The shares of TPT Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NASDAQ Capital Market or, to the extent agreed by the Parties pursuant to Section 4.13, the NASDAQ Global Market.

5.7          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a TPT Material Adverse Effect.

5.8          Consents. All Consents set forth on Part 5.8 of the TPT Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

5.9          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

5.10       No Litigation. There shall not be pending any Legal Proceeding initiated by any Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from either Party or any of its Subsidiaries any damages that may be material to Raptor or TPT; (c) seeking to prohibit or limit in any material respect Raptor’s current stockholders’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of TPT that they will receive in connection with the Merger; (d) which would materially and adversely affect the right of TPT or the Surviving Corporation to own the assets or operate the business of the TPT Corporations or Raptor or any of Raptor’s current Subsidiaries; (e) seeking to compel Raptor or TPT or any Subsidiary of Raptor or TPT to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions Contemplated Transactions; or (f) which, if adversely determined, would reasonably be expected to have a TPT Material Adverse Effect or a Raptor Material Adverse Effect.

5.11       Tax Opinion. Raptor shall have received a legal opinion from Paul, Hastings, Janofsky & Walker LLP, counsel to Raptor, dated as of or effective on the Closing Date, addressed to Raptor, to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, provided that in rendering such opinion, counsel to Raptor may rely upon the tax representation letters referred to in Section 4.11, and such opinion shall be in full force and effect. If Paul, Hastings, Janofsky & Walker LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward Kronish LLP renders such opinion to Raptor (it being agreed that TPT and Raptor shall each provide reasonable cooperation, including making reasonable and customary

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representations, to Paul, Hastings, Janofsky & Walker LLP or Cooley Godward Kronish LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

5.12       Cash and Cash Equivalents. The Net Cash at Closing shall be greater than zero dollars.

5.13       Resignations. As of the Closing, Raptor shall have received a duly executed resignation from each person serving as an officer or director of TPT (including any committee thereof) and any Subsidiary of TPT (including any committee thereof), serving in their capacities as such.

5.14       Ancillary Agreements and Deliveries. TPT shall have delivered, or caused to be delivered, to Raptor the items listed on Schedule 5.14 of the TPT Disclosure Schedule, each of which, in the case of agreements and documents, shall be duly executed and in full force and effect.

5.15       Releases. As of the Closing, Raptor shall have received a Release and Waiver of Claims in the form attached hereto as Exhibit E, duly executed by each of Evelyn Graham, Craig Johnson and Paul Schneider.

SECTION 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF TPT

The obligation of TPT to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, or waiver by TPT, on or before the Closing, of each of following conditions:

6.1          Representations and Warranties. Each of the representations and warranties of Raptor set forth in this Agreement shall be true and correct in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Raptor Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Raptor Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded), (b) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, and (c) to the extent that any representation and/or warranty shall not be true and correct due to those activities permitted under Section 4.3. TPT shall have received a certificate signed on behalf of Raptor by the chief executive officer and chief financial officer of Raptor to such effect.

6.2          Performance of Covenants. Each of the covenants and obligations that Raptor is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects, and Raptor shall have provided TPT with a certificate from an executive officer of Raptor to this effect.

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6.3          Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

6.4          Stockholder Approval. The issuance of the TPT Common Stock in the Merger, the filing of TPT Charter Amendment and the election of the persons identified on Part 4.17 of the TPT Disclosure Schedule to the TPT board of directors immediately after the Effective Time shall have been duly approved by the Required TPT Stockholder Vote. This Agreement shall have been duly adopted by the Required Raptor Stockholder Vote.

6.5          Listing. The shares of TPT Common Stock to be issued in the Merger shall have been approved for listing (subject to official notice of issuance) on the NASDAQ Capital Market or, to the extent agreed by the Parties pursuant to Section 4.13, the NASDAQ Global Market.

6.6          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Raptor Material Adverse Effect.

6.7          Consents. All Consents set forth on Part 6.7 of the Raptor Disclosure Schedule shall have been obtained, made or given and shall be in full force and effect.

6.8          No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body and shall remain in effect, and there shall not be any Legal Requirement enacted, promulgated, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

6.9          No Litigation. There shall not be pending any Legal Proceeding initiated by any Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from either Party or any of its Subsidiaries any damages that may be material to Raptor or TPT; (c) seeking to prohibit or limit in any material respect Raptor’s current stockholders’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of TPT that they will receive in connection with the Merger; (d) which would materially and adversely affect the right of TPT or the Surviving Corporation to own the assets or operate the business of the TPT Corporations or Raptor or any of Raptor’s current Subsidiaries; (e) seeking to compel Raptor or TPT or any Subsidiary of Raptor or TPT to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions Contemplated Transactions; or (f) which, if adversely determined, would reasonably be expected to have a TPT Material Adverse Effect or a Raptor Material Adverse Effect.

6.10       Tax Opinion. TPT shall have delivered to Raptor a legal opinion of Cooley Godward Kronish LLP, counsel to TPT, dated as of or effective on the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, provided that in rendering such opinion, counsel to Raptor may rely upon the tax

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representation letters referred to in Section 4.11, and such opinion shall be in full force and effect. If Cooley Godward Kronish LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Paul, Hastings, Janofsky & Walker LLP renders such opinion to TPT (it being agreed that TPT and Raptor shall each provide reasonable cooperation, including making reasonable and customary representations, to Paul, Hastings, Janofsky & Walker LLP or Cooley Godward Kronish LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

6.11       Ancillary Agreements and Deliveries. Raptor shall have delivered, or caused to be delivered, to TPT the items listed on Schedule 6.11 of the Raptor Disclosure Schedule, each of which, in the case of agreements and documents, shall be duly executed and in full force and effect.

SECTION 7

TERMINATION

7.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Raptor stockholders, and whether before or after approval of the issuance of the TPT Common Stock in the Merger and the filing of the TPT Charter Amendment by TPT’s stockholders and the election of the persons identified on Part 4.17 of the TPT Disclosure Schedule to the TPT board of directors immediately after the Effective Time):

(a)          by mutual written Consent of Raptor and TPT duly authorized by the boards of directors of TPT and Raptor;

(b)          by either Raptor or TPT if the Merger shall not have been consummated by November 30, 2009 (unless the failure to consummate the Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

(c)          by either Raptor or TPT if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)          by either Raptor or TPT if (i) the TPT Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and TPT’s stockholders shall have taken a final vote to approve the issuance of shares of TPT Common Stock in the Merger and the filing of the TPT Charter Amendment and (ii) the proposals described in clause “(i)” hereof shall not have been approved at such meeting (and such proposals shall not have been approved at any adjournment or postponement thereof) by the Required TPT Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such stockholder

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approval is attributable to a failure on the part of such Party to perform any material obligation required to be performed by such Party at or prior to the Effective Time;

(e)          by either Raptor or TPT if (i) the Raptor Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Raptor’s stockholders shall have taken a final vote to adopt this Agreement and (ii) the proposal described in clause “(i)” hereof shall not have been approved and this Agreement shall not have been adopted at such meeting (and such proposal shall not have been approved, and this Agreement shall not have been adopted, at any adjournment or postponement thereof) by the Required Raptor Stockholder Vote; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) if the failure to obtain such stockholder vote is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time;

(f)           by Raptor (at any time prior to the TPT stockholders having voted their shares of TPT Common Stock in favor of the proposals set forth in the Required TPT Stockholder Vote) if a TPT Triggering Event shall have occurred;

(g)          by TPT (at any time prior to the adoption of this Agreement by the Required Raptor Stockholder Vote) if a Raptor Triggering Event shall have occurred;

(h)          by Raptor, upon a breach of any representation, warranty, covenant or agreement on the part of TPT or Merger Sub set forth in this Agreement, or if any representation or warranty of TPT or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 5.1 or Section 5.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in TPT’s or Merger Sub’s representations and warranties or breach by TPT or Merger Sub is curable by TPT or Merger Sub, then this Agreement shall not terminate pursuant to this Section 7.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Raptor to TPT or Merger Sub of such breach or inaccuracy and (ii) TPT or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 7.1(h) as a result of such particular breach or inaccuracy if such breach by TPT or Merger Sub is cured prior to such termination becoming effective); or

(i)           by TPT, upon a breach of any representation, warranty, covenant or agreement on the part of Raptor set forth in this Agreement, or if any representation or warranty of Raptor shall have become inaccurate, in either case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Raptor’s representations and warranties or breach by Raptor is curable by Raptor, then this Agreement shall not terminate pursuant to this Section 7.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from TPT to Raptor of such breach or inaccuracy and (ii) Raptor ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this paragraph 7.1(i) as a result of such particular

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breach or inaccuracy if such breach by Raptor is cured prior to such termination becoming effective).

7.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Section 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or material breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

7.3	Expenses.

(a)          Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Raptor shall pay all fees and expenses, other than fees and expenses of attorneys, accountants, and financial advisors, incurred in connection with the filing with the SEC, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Joint Proxy Statement and any amendments or supplements thereto.

(b)          If this Agreement is terminated (A) by Raptor or TPT pursuant to Section 7.1(d) and (i) at any time before the TPT Stockholders’ Meeting an Acquisition Proposal with respect to TPT shall have been publicly announced, disclosed or otherwise communicated to TPT’s board of directors and stockholders (any such Acquisition Proposal with respect to TPT that shall have been so publicly announced, disclosed or otherwise communicated at any time before the TPT Stockholders’ Meeting, an “Applicable TPT Acquisition Proposal”) and (ii) within six months after the termination of this Agreement, TPT enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction with any Person that made an Applicable TPT Acquisition Proposal or any of its Affiliates or (B) by Raptor pursuant to Section 7.1(f), in either case, without duplication, then TPT shall pay to Raptor an amount equal to the lesser of (i) $250,000 and (ii) all Expenses of Raptor within seven (7) Business Days after delivery by Raptor to TPT of a demand for payment and an itemization setting forth in reasonable detail all Expenses of Raptor.

(c)          If this Agreement is terminated (A) by TPT or Raptor pursuant to Section 7.1(e) and (i) at any time before the Raptor Stockholders’ Meeting an Acquisition Proposal with respect to Raptor shall have been publicly announced, disclosed or otherwise communicated to the board of directors of Raptor and stockholders of Raptor (any such Acquisition Proposal with respect to Raptor that shall have been so publicly announced, disclosed or otherwise communicated at any time before the Raptor Stockholders’ Meeting, an “Applicable Raptor Acquisition Proposal”) and (ii) within six months after the termination of this Agreement, Raptor enters into any agreement for an Acquisition Transaction or consummates an Acquisition Transaction with any Person that made an Applicable Raptor Acquisition Proposal or any of its Affiliates or (B) by TPT pursuant to Section 7.1(g), in either case, without duplication, then Raptor shall pay to TPT an amount equal to the lesser of (i) $250,000 and (ii) all Expenses of TPT within seven (7) Business Days after delivery by TPT to

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Raptor of a demand for payment and an itemization setting forth in reasonable detail all Expenses of TPT.

(d)          If either Merger Party fails to pay when due any amount payable by such Merger Party under Section 7.3(b) or (c), then (i) such Merger Party shall reimburse the other Merger Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Merger Party of its rights under this Section 7.3, and (ii) such Merger Party shall pay to the other Merger Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Merger Party in full) at a rate per annum equal to the “prime rate” (as reported in the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1          Amendment. This Agreement may be amended at any time prior to the Effective Time by the Merger Parties, by action taken or authorized by their respective boards of directors, whether before or after adoption of this Agreement by the stockholders of Raptor or before or after the TPT stockholders having voted their shares of TPT Common Stock in favor of the proposals set forth in the Required TPT Stockholder Vote; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of TPT or Raptor without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Merger Parties.

8.2	Remedies Cumulative; Waiver.

(a)          The rights and remedies of the Merger Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Merger Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Merger Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Merger Party will be deemed to be a waiver of any obligation of that Merger Party or of the right of the Merger Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)          At any time prior to the Effective Time, Raptor (with respect to TPT and Merger Sub) and TPT (with respect to Raptor), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Merger Party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this

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Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a Merger Party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Merger Party.

8.3          No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

8.4          Entire Agreement. This Agreement (including the documents relating to the Merger referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Merger Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Merger Parties with respect to the subject matter hereof and thereof.

8.5	Execution of Agreement; Counterparts; Electronic Signatures.

(a)          This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the Merger Parties and delivered to the other Merger Parties, it being understood that all Merger Parties need not sign the same counterpart.

(b)          The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the Merger Parties and may be used in lieu of an original Agreement for all purposes. Signatures of the Merger Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

8.6          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.7          Consent to Jurisdiction; Venue. In any action or proceeding between any of the Merger Parties arising out of or relating to this Agreement or any of Contemplated Transactions, each of the Merger Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware; (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Contemplated Transactions in any other court. Each of the Merger Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be

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required of any other Merger Party with respect thereto. Any Merger Party hereto may make service on another Merger Party by sending or delivering a copy of the process to the Merger Party to be served at the address and in the manner provided for the giving of notices in Section 8.13. Nothing in this Section 8.7, however, shall affect the right of any Merger Party to serve legal process in any other manner permitted by law.

8.8          WAIVER OF JURY TRIAL. EACH OF THE MERGER PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE MERGER PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS.

8.9	Disclosure Schedules.

(a)          The TPT Disclosure Schedule and the Raptor Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and shall qualify other sections and subsections in Section 2 or Section 3, as the case may be, only to the extent it is readily apparent that the disclosure contained in such numbered and lettered sections contains enough information regarding the subject matter of the other representations in Section 2 or Section 3, as the case may be, as to clearly qualify or otherwise clearly apply to such other representations and warranties.

(b)          If there is any inconsistency between the statements in this Agreement and those in the TPT Disclosure Schedule or the Raptor Disclosure Schedule (other than an exception set forth as such in the TPT Disclosure Schedule or the Raptor Disclosure Schedule), the statements in this Agreement will control.

(c)          Every statement made in the TPT Disclosure Schedule shall be deemed to be a representation of TPT and each other TPT Corporation in this Agreement as if set forth in Section 2. Every statement made in the Raptor Disclosure Schedule shall be deemed to be a representation of Raptor in this Agreement as if set forth in Section 3.

8.10       Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Merger Parties hereunder and except as provided in Section 7.3, the prevailing Merger Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.11       Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Merger Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Merger Party’s rights or obligations hereunder may be assigned or delegated by such Merger Party without the prior written Consent of the other Merger Parties. Any attempted assignment of this Agreement or of any such Merger Party’s rights or obligations without such Consent shall be void and of no effect.

8.12       No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the Merger Parties hereto; (b) rights pursuant to Section 1, and (c) the D&O Indemnified Parties to the extent of their respective rights

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pursuant to Section 4.19) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Merger Parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between Raptor, the Surviving Corporation, or any of the TPT Corporations on the one hand and any employee of the Surviving Corporation or any of the TPT Corporations, on the other hand, relating to employment or employee benefits and no employee may rely on this Agreement as the basis for any breach of contract claim relating to employment or employee benefits against Raptor, the Surviving Corporation, or any of the TPT Corporations; (ii) nothing in this Agreement shall be deemed or construed to require Raptor, the Surviving Corporation, or any of the TPT Corporations to continue to employ any particular employee for any period after Closing, (iii) nothing in this Agreement shall be deemed or construed to limit Raptor’s, the Surviving Corporation’s, or any TPT Corporation’s right to terminate the employment of any employee during any period after Closing, and (iv) nothing in this Agreement shall modify or amend any benefit plan or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such benefit plan or other agreement, plan, program, or document.

8.13       Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Merger Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Merger Party may designate by notice to the other Merger Parties):

TPT and Merger Sub (before the Closing):

TorreyPines Therapeutics, Inc.

Address:	P.O. Box 231386
Encinitas, CA 92023-1386
Attention:	Craig Johnson

E-mail Address: cjohnson@torreypinestherapeutics.com

With a copy to:

Address:	7616 Marker Road
San Diego, CA 92130
Attention:	Paul Schneider

E-mail Address: pschneider@torreypinestherapeutics.com

With a copy to: Cooley Godward Kronish LLP

Address:	4401 Eastgate Mall
San Diego, CA 92121
Attention:	Matthew T. Browne
Fax No.:	(858) 550-6420

E-mail Address: mbrowne@cooley.com

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Raptor Pharmaceuticals Corp.

Address:	9 Commercial Blvd., Suite 200
Novato, CA 94949
Attention:	Christopher M. Starr, Ph.D., CEO
Fax No.:	415-382-1458

Email Address: cstarr@raptorpharma.com

With a copy to: Paul, Hastings, Janofsky & Walker LLP

Address:	515 S. Flower St., Flr. 25
Los Angeles, CA 90071
Attention:	Siobhan M. Burke, Esq.
Fax No.:	213-627-0705

Email Address: siobhanburke@paulhastings.com

8.14       Cooperation; Further Assurances. Each Merger Party agrees to cooperate fully with the other Merger Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Merger Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

8.15	Construction; Usage.

(a)          Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii)          reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)	reference to any gender includes each other gender;

(iv)         reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)          reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

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(vi)         “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(vii)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)	“or” is used in the inclusive sense of “and/or”

(ix)         with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding” and

(x)          references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)          Legal Representation of the Merger Parties. This Agreement was negotiated by the Merger Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Merger Party shall not apply to any construction or interpretation hereof.

(c)          Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.16       Enforcement of Agreement. The Merger Parties acknowledge and agree that the other Merger Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by a Merger Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any Merger Party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

8.17       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.18       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Merger Parties have caused this Agreement to be executed as of the date first above written.

TORREYPINES THERAPEUTICS, INC.

By:	/s/ Evelyn Graham
Name:	Evelyn Graham
Title:	Chief Executive Officer

ECP ACQUISITION, INC.

By:	/s/ Evelyn Graham
Name:	Evelyn Graham
Title:	President

RAPTOR PHARMACEUTICALS CORP.

By:	/s/ Christopher M. Starr
Name:	Christopher M. Starr, Ph.D.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by TPT or Raptor, as applicable) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the TPT Corporations or Raptor Corporations, as applicable, is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the TPT Corporations or Raptor Corporations, as applicable, or (iii) in which any of the TPT Corporations or Raptor Corporations, as applicable, issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of any of the TPT Corporations or Raptor Corporations, as applicable; or (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income or assets (on a book value or fair market value basis) of the TPT Corporations or Raptor Corporations, as applicable; provided, however, that “Acquisition Transaction” shall not include (x) any issuance of securities or series of issuances of securities by Raptor at any time, which is for capital-raising purposes, (y) any one or a series of transactions involving a licensing, partnership, joint or collaborative venture, co-development or co-promotion agreement or similar arrangement involving one or more of Raptor’s product candidates or potential product candidates or the acquisition of assets, a business or a product line so long as such transactions, individually or in the aggregate, do not result in a Change of Control Transaction or (z) any one or a series of transactions contemplated by Part 4.2(b)(xix) of the TPT Disclosure Schedule, any Contract for which, or the consummation of which, has been approved by Raptor in writing.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person with the meaning of the Securities Act, as amended, and the rules and regulations promulgated thereunder.

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Aggregate Post-Closing Raptor Shares” shall mean 69,145,047 shares, plus 350,000 shares issuable pursuant to Raptor Stock Options outstanding as of the date of this Agreement, plus any shares of Raptor Common Stock issued or issuable for any securities exercisable for or exchangeable or convertible into Raptor Common Stock issued between the date of this Agreement and the Effective Time.

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“Aggregate TPT Merger Shares Issuable” shall mean 303,982,102 shares of TPT Common Stock.

“Antitrust Laws” shall mean the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“Balance Sheet” shall mean the consolidated balance sheet included in the most recent Annual Report on Form 10-K for either TPT or Raptor, as applicable.

“Benefit Plans” shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, change of control, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, fringe benefits, or other plan, policy, program, practice, arrangement or understanding (whether or not legally binding, whether or not terminated, and whether or not in writing), whether covering one person or more than one person, or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of any TPT Corporation or Raptor Corporation, as applicable, or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by any of the TPT Corporations or with respect to which any of them has any liability. Without limiting the generality of the foregoing, the term “Benefit Plans” includes all employee benefit plans within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA.

“Blue Sky Laws” shall have the meaning set forth in Section 2.2(c).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks located in California are authorized or required by law to close.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change of Control Transaction” means (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) Raptor’s stockholders immediately prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the Entity surviving or resulting from such transaction (or the ultimate parent Entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of Raptor’s capital stock or (ii) a sale, lease, exchange, transfer, license or disposition of any business or other disposition of at least 50% of the assets (on a book value or fair market value basis) or Intellectual Property of Raptor and its Subsidiaries, taken as a whole, as applicable, in a single transaction or a series of related transactions.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

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“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Recitals to this Agreement.

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement dated as of April 3, 2009 between Raptor and TPT, as amended.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall have the meaning set forth in Section 2.2(a).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Controlled Group Liability” shall have the meaning set forth in Section 2.11(b).

“Costs” shall have the meaning set forth in Section 4.19(a).

“DGCL” shall have the meaning set forth in the Recitals to this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 1.10(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“EMEA” shall have the meaning set forth in Section 2.12(a).

“Employment Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

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“Environmental Authorization” shall have the meaning set forth in Section 2.13(d).

“Environmental Requirement” shall have the meaning set forth in Section 2.13(d).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 2.11(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Fund” shall have the meaning set forth in Section 1.8(a).

“Exchange Ratio” shall be determined as of the Effective Time and shall equal (i) the Aggregate TPT Merger Shares Issuable, divided by (ii) the Aggregate Post-Closing Raptor Shares, as such ratio may be adjusted in accordance with Section 1.5(b), including, without limitation, giving effect to the Reverse Stock Split.

“Expenses” shall mean, with respect to Raptor or TPT, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such Merger Party) incurred by such Merger Party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated by this Agreement, the preparation, printing, filing and mailing of the Prospectus/Joint Proxy Statement and the Form S-4 Registration Statement, the filing of any required notices under applicable Antitrust Laws or other Legal Requirements and all other matters related to this Agreement, the Merger and the other transactions contemplated hereby.

“FDA” shall have the meaning set forth in Section 2.12(a).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by TPT in connection with issuance of TPT Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” shall mean generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the financial statements referred to in Sections 2.5 and 3.5 were prepared.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, exemptions, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

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“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-Governmental Body of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, software, techniques, user interfaces, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” means any and all now known or hereafter existing (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (f) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of the foregoing, in each case in any jurisdiction throughout the world.

“Knowledge” shall mean, with respect to TPT, the knowledge, after reasonable inquiry and investigation, of Evelyn Graham, Craig Johnson and Paul Schneider and with respect to Raptor, the knowledge, after reasonable inquiry and investigation, of Chris Starr, Todd C. Zankel, Ted Daley, Patrice Rioux and Kim Tsuchimoto.

“Lawsuits” means (a) the putative class actions consolidated under the caption of In re Axonyx Securities Litigation, Case No. 05 Civ. 2307 (TPG),  filed  in the United States District Court for the Southern District of New York and currently pending on appeal before the United States Court of Appeals for the Second Circuit under Docket No. 09-1773, including all constituent lawsuits and claims consolidated therein; (b) the purported shareholder derivative action entitled Castro v. Hausman, Case No. 05/601005, filed in the Supreme Court of the State of New York, County of New York; (c) the NASDAQ inquiry commenced following the filing of the In re Axonyx Securities Litigation actions; and (d) all other private, governmental and/or exchange inquiries, investigations, lawsuits, claims, actions and proceedings based upon or related to the matters alleged in the In re Axonyx Securities Litigation and Castro v. Hausman actions.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of NASDAQ).

“Listing Extension” shall have the meaning set forth in Section 4.13.

“Materials of Environmental Concern” shall have the meaning set forth in Section 2.13(d).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Party” or “Merger Parties” shall mean Raptor and TPT.

“Merger Sub” shall have the meaning set forth in the Preamble.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“NASDAQ Listing Application” shall have the meaning set forth in Section 4.13.

“Net Cash” shall mean, as of the Closing, without repetition, the sum of (a) (i) TPT’s cash and cash equivalents, short-term investments, net and restricted cash, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for TPT’s then most recent consolidated balance sheets filed with the SEC and (ii) all tax refunds and refunds of prepaid expenses due and owing any TPT Corporation (collectively, “Refunds”) that have not been received by any TPT Corporation as of the Closing but that have supporting written documentation by the obligor thereto evidencing the collectibility of such Refunds within a timely manner after the Closing, such supporting written documentation in form and substance reasonably acceptable to Raptor, minus (b) the sum of all liabilities and obligations of each TPT Corporation (whether absolute, accrued, contingent, determined, determinable, choate, inchoate or otherwise and regardless of when due or payable) (other than all costs and expenses which are the exclusive responsibility of Raptor as described in the proviso in Section 7.3(a)) in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for TPT’s then most recent consolidated balance sheets filed with the SEC, including for this purposes all liabilities and obligations under the Employment Agreements as though payable as of the Closing.

“Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Off-Balance Sheet Arrangement” shall mean with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an Entity unconsolidated with

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that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated Entity or similar arrangement; (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or (d) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto) (for this purpose, obligations or liabilities that are not fully reflected in the financial statements (excluding the footnotes thereto) include, without limitation, (i) obligations that are not classified as a liability according to generally accepted accounting principles; (ii) contingent liabilities as to which, as of the date of the financial statements, it is not probable that a loss has been incurred or, if probable, is not reasonably estimable; or (iii) liabilities as to which the amount recognized in the financial statements is less than the reasonably possible maximum exposure to loss under the obligation as of the date of the financial statements, but exclude contingent liabilities arising out of litigation, arbitration or regulatory actions (not otherwise related to off-balance sheet arrangements)).

“Options” shall have the meaning set forth in Section 2.3(b).

“Order” shall mean any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decision, decree, rule, regulation, ruling or Legal Requirement issued enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Organizational Documents” shall have the meaning set forth in Section 2.1(b).

“Part” shall mean a part or section of the TPT Disclosure Schedule or the Raptor Disclosure Schedule.

“Party” or “Parties” shall mean Raptor and TPT.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Prospectus/Joint Proxy Statement” shall mean the proxy statement to be sent to TPT’s and Raptor’s stockholders in connection with the TPT Stockholders’ Meeting and Raptor Stockholders’ Meeting.

“Qualified Plans” shall have the meaning set forth in Section 2.11(e).

“Raptor Common Stock” shall mean the Common Stock, $0.001 par value per share, of Raptor.

“Raptor Corporation” shall mean Raptor or any of its Subsidiaries, and “Raptor Corporations” shall mean Raptor and all of its Subsidiaries.

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“Raptor Disclosure Schedule” shall mean the disclosure schedule that has been prepared by Raptor in accordance with the requirements of Section 8.9 and that has been delivered by Raptor to TPT on the date of this Agreement and signed by the President of Raptor.

“Raptor Financial Advisor” shall mean Beal Advisors.

“Raptor IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to Raptor or any of its Subsidiaries.

“Raptor Material Adverse Effect” shall be defined as follows: an event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Raptor Material Adverse Effect” if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Raptor Corporations taken as a whole, or (b) the ability of Raptor to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Raptor Material Adverse Effect: (i) any change in the business, condition, capitalization, assets, liabilities, operations or financial performance of Raptor caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industry in which Raptor competes, (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (v) any change in the stock price or trading volume of Raptor, in each case independent of any other event that would be deemed to have a Raptor Material Adverse Effect.

“Raptor Material Contract” shall mean those contracts listed in Raptor’s periodic and current reports and filed with the SEC pursuant to any paragraphs of Item 601(b) of Regulation S-K of the SEC that are currently in effect or to pursuant to which Raptor has continuing obligations.

“Raptor Preferred Stock” shall mean the Preferred Stock, $0.01 par value, of Raptor.

“Raptor SEC Reports” shall have the meaning set forth in Section 3.4.

“Raptor Stock Certificate” shall have the meaning set forth in Section 1.7.

“Raptor Stock Options” shall have the meaning set forth in Section 3.3.

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“Raptor Stock Option Plan” shall mean Raptor’s 2006 Equity Incentive Plan, as amended.

“Raptor Stockholders’ Meeting” shall have the meaning set forth in Section 4.7(a).

“Raptor Triggering Event” shall mean: (a) the failure of the board of directors of Raptor to recommend that Raptor’s stockholders vote to approve the Merger and adopt this Agreement, or the withdrawal or modification of the Raptor Board Recommendation in a manner adverse to TPT; (b) Raptor shall have failed to include in the Prospectus/Joint Proxy Statement the Raptor Board Recommendation; (c) the board of directors of Raptor shall have failed to reaffirm, unanimously and without qualification, the Raptor Board Recommendation, or shall have failed to publicly state, unanimously and without qualification, that the board of directors of Raptor believes that the Merger is in the best interests of Raptor’s stockholders, within five Business Days after TPT requests in writing that such action be taken; (d) the board of directors of Raptor shall have approved, endorsed or recommended any Acquisition Proposal; (e) Raptor or any Raptor Corporation or any Representatives of any of them shall have failed to comply with Section 4.5; (f) a tender or exchange offer relating to securities of Raptor shall have been commenced and Raptor shall not have released to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends rejection of such tender or exchange offer; or (g) an Acquisition Proposal shall have been publicly announced, and Raptor shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days after such Acquisition Proposal is announced.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Release” shall have the meaning set forth in Section 2.13(d).

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Required Raptor Stockholder Vote” shall have the meaning set forth in Section 3.2(a).

“Required TPT Stockholder Vote” shall have the meaning set forth in Section 2.2(a).

“Reverse Stock Split” shall have the meaning set forth in Section 4.13.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SOX” shall mean the Sarbanes-Oxley Act of 2002, as amended

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“Subsidiary” an Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean, with respect to a Merger Party, an unsolicited, bona fide written offer made by a third Person to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Merger Party’s stockholders immediately prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the Entity surviving or resulting from such transaction (or the ultimate parent Entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Merger Party’s capital stock or (ii) a sale, lease, exchange transfer, license or disposition of any business or other disposition of at least 50% of the assets (on a book value or fair market value basis) of the Merger Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) Section 4.5; and (b) is on terms and conditions that the board of directors of TPT or Raptor, as applicable, determines, in its good faith judgment, after obtaining and taking into account such matters that its board of directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is more favorable, from a financial point of view, to TPT’s stockholders or Raptor’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if (I) any financing required to consummate the transaction contemplated by such offer is not committed unless the board of directors of TPT or Raptor, as applicable, determines in good faith, that any required financing is reasonably capable of being obtained by such third Person, or (II) the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean any (a) tax (including, but not limited to, income, franchise, business, corporate, capital, excise, gross receipts, ad valorem, property, sales, use, turnover, value added, stamp and transfer taxes), deduction, withholding, levy, charge, assessment, tariff, duty, impost, deficiency or other fee of any kind imposed by any Governmental Body, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Treasury Regulation 1502-6 (or any similar provision of state, local or foreign law) and (d) any amounts payable under any tax sharing agreement or other contractual arrangement.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of

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any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Tax Ruling” shall mean a written ruling of a Governmental Body with respect to Taxes.

“Taxing Authority” shall mean any Governmental Body charged with the responsibility for the assessment and collection of Taxes and the administration or enforcement of Tax law.

“TPT IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to TPT or any of its Subsidiaries.

“TPT Board Recommendation” shall have the meaning set forth in Section 4.7(b).

“TPT Charter Amendment” shall have the meaning set forth in Section 1.4(c).

“TPT Common Stock” shall mean the Common Stock, $0.001 par value per share, of TPT.

“TPT Corporation” shall mean TPT or any of its Subsidiaries, and “TPT Corporations” shall mean TPT and all of its Subsidiaries.

“TPT Corporation Contract(s)” shall mean any Contract (a) to which any of the TPT Corporations is a party; (b) by which any of the TPT Corporations or any asset of any of the TPT Corporations is or may become bound or under which any of the TPT Corporations has, or may become subject to, any obligation; or (c) under which any of the TPT Corporations has or may acquire any right or interest.

“TPT Disclosure Schedule” shall mean the disclosure schedule that has been prepared by TPT in accordance with the requirements of Section 8.9 and that has been delivered by TPT to Raptor on the date of this Agreement and signed by the President of the TPT.

“TPT Financial Advisor” shall mean Merriman Curhan Ford.

“TPT Material Adverse Effect” shall be defined as follows: an event, violation, inaccuracy, circumstance or other matter will be deemed to have a “TPT Material Adverse Effect” if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (a) the capitalization, assets or liabilities of the TPT Corporations taken as a whole, but only to the extent such adverse effect individually, or in the aggregate, reduces such assets or increases such liabilities by an amount that exceeds $250,000, (b) the ability of TPT or the Merger Sub to consummate the Merger or any of the other Contemplated Transactions or to perform any of their obligations under this Agreement, or (c) TPT’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there

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has been or will be a TPT Material Adverse Effect: (i) any change in the capitalization or assets of TPT and its Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the Contemplated Transactions or the announcement thereof, (ii) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which TPT or any Subsidiary of TPT competes, (iii) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (iv) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, (v) the taking of any action by TPT or its Representatives related to the cancellation of the currently adjourned TPT stockholders’ meeting related to a proposed plan of dissolution for TPT and (vi) any change in the stock price or trading volume of TPT, in each case independent of any other event that would be deemed to have a TPT Material Adverse Effect.

“TPT Material Contract” shall mean any contract listed in Section 2.16 of this Agreement.

“TPT Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the TPT.

“TPT Restricted Stock Units” shall have the meaning set forth in Section 2.3.

“TPT Rights Agreement” shall have the meaning set forth in Section 2.3.

“TPT SEC Reports” shall have the meaning set forth in Section 2.4(a).

“TPT Stock Options” shall have the meaning set forth in Section 2.3.

“TPT Stock Plan” shall mean TPT’s 2006 Equity Incentive Plan.

“TPT Stockholders’ Meeting” shall have the meaning set forth in Section 4.7(a).

“TPT Triggering Event” shall mean: (a) the failure of the board of directors of TPT to recommend that TPT’s stockholders vote to approve the issuance of the TPT Common Stock in the Merger, the filing of the TPT Charter Amendment and the election of the persons identified on Part 4.17 of the TPT Disclosure Schedule to the TPT board of directors immediately after the Effective Time, or the withdrawal or modification of the TPT Board Recommendation in a manner adverse to Raptor; (b) TPT shall have failed to include in the Prospectus/Joint Proxy Statement the TPT Board Recommendation; (c) the board of directors of TPT shall have failed to reaffirm, unanimously and without qualification, the TPT Board Recommendation, or shall have failed to publicly state, unanimously and without qualification, that the board of directors of TPT believes that the Merger is in the best interests of TPT’s stockholders, within five Business Days after Raptor requests in writing that such action be taken; (d) the board of directors of TPT shall have approved, endorsed or recommended any Acquisition Proposal; (e) TPT or any of the TPT Corporations or any Representatives of any of them shall have failed to comply with Section 4.5; (f) a tender or exchange offer relating to securities of TPT shall have been commenced and TPT shall not have released to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the board of directors recommends

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rejection of such tender or exchange offer; or (g) an Acquisition Proposal shall have been publicly announced, and TPT shall have failed to issue a press release announcing its opposition to such Acquisition Proposal within 10 Business Days after such Acquisition Proposal is announced.

“TPT Warrants” shall have the meaning set forth in Section 2.3.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection law.

“Voting Agreements” shall have the meaning set forth in the Recitals to this Agreement.

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EXHIBITS/DISCLOSURE SCHEDULES *

EXHIBIT A - DEFINED TERMS

EXHIBIT B - EVELYN GRAHAM EMPLOYMENT AGREEMENT

EXHIBIT C - CRAIG JOHNSON EMPLOYMENT AGREEMENT

EXHIBIT D - PAUL SCHNEIDER EMPLOYMENT AGREEMENT

EXHIBIT E - RELEASE AND WAIVER OF CLAIMS

TPT DISCLOSURE SCHEDULES AND THE RAPTOR DISCLOSURE SCHEDULES ARE ARRANGED IN SEPARATE PARTS CORRESPONDING TO THE NUMBERED AND LETTERED SECTIONS CONTAINED IN SECTION 2 AND SECTION 3, RESPECTIVELY.

* Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Raptor and TPT undertake to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC.

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